UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

Beamz Interactive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3399024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15354 N. 83rd Way, Suite 102, Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-424-2053

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

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EXPLANATORY NOTE

Beamz Interactive, Inc. is filing this General Form for Registration of Securities on Form 10, or this registration statement, to register its common stock, par value $0.001 per share (“Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934. Unless otherwise mentioned or unless the context requires otherwise, when used in this registration statement, the terms “company,” “we,” “us,” and “our” refer to Beamz Interactive, Inc.

The market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

EMERGING GROWTH COMPANY STATUS

Under the recently enacted Jumpstart Our Business Startups Act (the “JOBS Act”), the information that we are required to disclose has been reduced in a number of ways.

As a company that had gross revenues of less than $1 billion during our last fiscal year, we are an “emerging growth company,” as defined in the JOBS Act (an “EGC”). We will retain that status until the earliest of (A) the last day of the fiscal year in which we have total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the JOBS Act) or more; (B) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933; (C) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, we are relieved from certain significant requirements, including the following:

•	As an EGC we are excluded from Section 404(b) of Sarbanes-Oxley, which otherwise may have required our auditors to attest to and report on our internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to our audits unless the SEC determines otherwise.

•	The JOBS Act amended Section 7(a) of the Securities Act to provide that as an EGC we need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, as an EGC we are not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable to us if we were required to comply with them. Also, as long as we are an EGC, we may continue to comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

•	In the event that we register our Common Stock under the Exchange Act, the JOBS Act will also exempt us from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act, (ii) the requirements of Section 14A(b) of the Exchange Act relating to stockholder advisory votes on “golden parachute” compensation, (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance, and the requirement of Section 953(b)(1) of the Dodd-Frank Act, which will require disclosure as to the relationship between the compensation of our chief executive officer and median employee pay.

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As an EGC, we have elected to use the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Business”, “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements, expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to market, commercialize and achieve market acceptance for our products;

•	the anticipated progress of our research and product development activities;

•	our ability to successfully complete the development of our current product candidates;

•	our ability to generate additional product candidates in the future;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	the need for additional funding;

•	the loss of key personnel or failure to attract, integrate and retain additional personnel;

•	the cost of the production of our products;

•	economic downturns;

•	our ability to innovate;

•	the level of competition in our industry and our ability to compete;

•	our ability to respond to changes in our industry;

•	our ability to scale our business; and

•	our ability to maintain supplier relationships.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this registration statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

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You should refer to the section of this registration statement entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this registration statement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We do not undertake to update any of the forward-looking statements after the date of this registration statement, except to the extent required by applicable securities laws.

Item 1. Business

General

We were incorporated in Delaware in 2001 under the name HumanBeams, Inc. On December 18, 2007, we changed our name to Beamz Interactive, Inc. Our principal executive office is located at 15354 North 83rd Way, Suite 102, Scottsdale, Arizona 85260, and our telephone number is 480-424-2053. Our principal operations are located in Scottsdale, Arizona. Our website address is www.thebeamz.com. We do not incorporate the information on our website into this registration statement, and you should not consider it part of this registration statement.

Products

We have developed an interactive laser controller technology that can be used to develop new market opportunities in a wide variety of music, game, therapy, lighting and consumer applications. Our first commercial products (“Beamz Player” and “Beamz Pro”, collectively the “Beamz Products”) can bring music to literally everyone in a manner that has previously not been possible. By connecting the Beamz Player to a PC computer and installing the included software, the user can “play” a wide range of digitized musical instruments by simply interrupting one or more laser beams with one’s hands, thereby creating great music in conjunction with a background rhythm track of original, popular, disc jockey (DJ) and children’s songs across numerous music genres (including Jazz, Blues, Hip Hop, Rock, Classical, Latin for example). In each song the user can select up to 12 different instruments, music clips and sound effects that are harmoniously paired with a background rhythm track, amounting to hundreds of instruments to choose from across all songs in the Beamz music library. These are often actual recordings of artist playing such instruments, and thus sound just like a high quality digital recording of the instrument. The included Beamz Player software makes it easy to make great sounding music in minutes by following the diagram of the Beamz Player on the screen of the attached computer, which allows the user to identify which laser beam controls different instruments. Beamz songs are setup to be harmonious regardless of how they are played and the music samples assigned to a laser beam offer more complexity, often with several notes, chords and/or series of music samples controlled by touching one of the laser beams. Because the music is harmonious no matter which laser beam is interrupted the Beamz Products allow people that have no previous musical background or training to play and enjoy music within minutes, yet it has the depth to enable accomplished DJs, artists and musicians to perform, compose and create sophisticated interactive music.

We have commercialized several products that use the Beamz interactive laser controller technology for music making and music-controller related products. These products are “interactive music systems” that combine unique laser controller hardware and various versions of interactive music software, including mapping software applications that enable the Beamz laser controller hardware to be used with software applications offered by other companies relating to mixing/DJ, lighting controls and music creation/production applications. “Interactive” refers to the fact the consumer is interacting with the song by choosing to bring different instruments or sound effects into the mix at their discretion, as opposed to passively listening to a song recording.

The Beamz laser controller hardware is a combination of buttons, rocker switches and class 2 laser beams that function as controls and switches for triggering commands in software applications. In the combination of the Beamz laser controller with the Beamz Player interactive music application, the laser controller is the trigger and playback method for single music notes, chords, sound effects, vocals and music files—playback varies depending on how each Beamz song is constructed, how a user decides to use the buttons and rocker switches, and how they interrupt (e.g. put their hands or any other object through the path of) the laser beams.

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In the consumer market, the Beamz Player is promoted as a music making and music entertainment product that anyone may play. The pre-programmed Beamz songs provided with the consumer product, and the additional Beamz songs available on the Beamz web site for purchase, provide consumers the experience to initiate the playback of hundreds of different instruments and sound effects. Each Beamz song is unique and set up with varying playback settings and options by Beamz composers so that consumers have the experience of controlling and playing back harmonious music. In some cases, a laser beam is setup to just play a single note or to playback a single music file. Laser beams can also be set up to play back complex sequences of music files, and also are setup so that the timing of interrupting the laser beam contributes to how the music is played back. Depending on the complexity of the pre-programmed music files within a Beamz song, a user may experience the sensation of “playing the instrument” represented by the laser beams as they move their fingers in and out of the laser beams.

The Beamz interactive music software also provides amateur and professional musicians opportunities to create original compositions. Using the Beamz Studio interactive music editing software application, musicians may create new songs by combining music samples made by music production software applications (e.g. ProTools) and defining in the Beamz Studio software how those samples are to be played back into a defined rhythm track. Content from musician David Ellefson is an example of new music created and published to be experienced exclusively through the Beamz interactive music systems. Musicians may also record their “performances” with the interactive Beamz songs, which may vary depending on how they choose to playback the pre-programmed samples, which may yield significant variations of songs.

For the performing musician and/or DJ, the Beamz laser controller may be used with MAC and PC compatible mapping software that sends MIDI and/or keystroke commands to initiate controls for other software applications (e.g. Ableton Live 8, Virtual DJ, Serato). Musicians may use the Beamz Studio software application to configure songs to be controlled by using the Beamz laser controller for their specific performance needs.

Our current hardware product offering consists of three major product lines: the Beamz Player consumer product family, the Beamz Home DJ and Beamz Pro product family, and the Beamz Education, Special Needs, and Physical Rehabilitation product family. The basic hardware for these products has been in full production since late 2010. We have produced and distributed to customers approximately 10,000 units of our first and second generation Beamz Player and Beamz Pro products.

Our product offering consists of a variety of hardware configurations, content, and software that are tailored to each target market.

Beamz Player Consumer Product Family:

The Beamz Player. The Beamz Player consists of the following:

1. Beamz Four-Beam Laser Interactive Music System

•	The Beamz Player Software, which includes the capability to play interactive music, record, establish a custom layout or volume mix, set up various playlists and more.

•	The Beamz Player is upgradable with Beamz Studio Software and Beamz DJ/Pro Audio mapping programs, which are sold separately (as described below).

2. A Diverse Range of 50 Interactive Songs and Music Videos

•	Unique Craig Chaquico, Euge Groove, David Ellefson, Peter Erskine and Jerry Riopelle compositions.

•	Broad song genres including Hip Hop, Rock, Jazz, Blues, Latin, Classical, Metal, as well as others.

•	Hundreds of additional content download options.

•	Original music and videos for a range of popular songs and artists.

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3. The ShadowBeamz Game

•	This game allows the user to follow instructional graphics indicating which beams to play, and for how long, trying to match the way the artist that originally created the log chose to play the song.

Content for the Beamz Player. We offer hundreds of interactive music songs for use with the Beamz Player, which allows the consumer to creatively “interact” and play along with the music by interrupting lasers to make harmonious additions to a song. This includes the following:

Freestyle Songs: These are song shells that allow the consumer to play the Beamz with many top hit songs in their own music library. The song shell generally provides 12 different instruments or sounds that are designed to interactively play along with the hit song, which can be easily imported into the Beamz Player.

Jam Songs: These are cover songs of popular music such as Hotel California, Billy Jean, and Funkytown that have been re-created in the Beamz Interactive format, thereby allowing the consumer to play the song with the Beamz Player.

Original Music and Videos: We have signed agreements with major labels such as EMI Music Services, Walt Disney Records, and Blind Pig Records, whereby we have licensed the right to use a broad range of original music and video songs for use on the Beamz. We believe this adds an exciting multi-media dimension to the Beamz Player, enabling the user to display the music video on a television or large monitor while playing the Beamz Player along with the song. This music can be played on the Beamz along with 12 different instruments and sounds that are designed to play along with the specific original music.

Beamz Original Music: These are original music compositions that have been created by Beamz musicians specifically for interactive use with the Beamz Player.

We currently offer over 300 Beamz songs (a mix of originals, jams, video, and free styles) on our web site, and collectively the Beamz Products provide literally hundreds of instruments and sounds in all its music. Bundle discounts are offered for various combinations with many music genres. We intend to continue to add to this song library on a regular basis. In addition, we also plan to expand the library using the following strategy: (a) a community is being created inviting Beamz users to create and share music with other Beamz community members; (b) we have created an Artist Program whereby we will share revenue from approved content provided by Beamz community members (typically, 30% of the revenue from the sale of content will be shared with the artist); and (c) we are seeking partnerships with companies that have a wide range of content the companies would be willing to tailor for the Beamz.

We see content as both an ongoing source of excitement for using the Beamz Player, as well as a significant profit center. We plan to continue to provide a robust range of new content in all the above areas on a regular basis.

Music Appreciation Series. The Beamz music appreciation series provides kids and adults that have limited or no musical background with a great introduction to music and music appreciation. The series includes the Beamz Player software and a range of fun and educational songs and video songs that interactively introduce a variety of musical information and experiences. The series can be used on a stand-alone basis with a PC (using a mouse or keyboard) or on a smart board, or with the Beamz interactive laser controller.

The music appreciation series provides four major categories of fun and learning:

1. An introduction to five fundamental music genres – Rock, Jazz, Classical, Hip Hop and Country. Each genre song provides a brief history of the musical genre, a list of the icons that developed this type of music, a description (including pictures) and example of the types of instruments used, and examples of the music and instruments the user can play interactively. The user can then play and experiment with a song in the genre, including 12 applicable instruments or sounds along with a background rhythm track – thus gaining a hands-on feel for the music and instruments in each genre. Also included are several additional songs within each music genre.

2. An introduction to a variety of different Simon Says songs that allow the user to listen and try to replicate different aspects and sounds of music, such as melodies, rhythm’s percussion. We believe this is a great way to listen, as well as react with motor skills, and learn different musical beats and concepts.

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3. A fun DJ educational video and song, a DJ sample song, and a percussion song that can be played with the user’s library of music. This provides a great way to experiment with different musical approaches and beats.

4. An interactive introduction to the Beamz, which provides an overview of the Beamz and how to use it, as well as a detailed overview and training video for the music appreciation series.

Beamz Home DJ and Beamz Pro Products

Beamz Pro Product. The Beamz Pro Product includes the basic Beamz Player product as described above, plus the Beamz professional studio software and DJ software. This product is designed for amateur and professional DJs and musicians, and includes the following capabilities:

Beamz Studio Software (Studio Software). Studio Software provides musicians and artist the following:

•	Ability to select from hundreds of instruments and develop rhythms with the Beamz Player to compose original songs using the Studio Software.

•	Ability to record and playback the artist performance with various instruments.

•	Ability to import and arrange MIDI, MP3, and WAV files, and to export performance recordings in WMF and WAV file formats.

•	Ability to create a wide range of music compositions (i.e. the artist can compose, create, and/or play their own instrument or arrangement and bring it into the Beamz in a manner of their choosing)

•	Easy-to-use video tutorials.

Beamz DJ/Pro Audio Mapping Program. Beamz Mapping program provides DJs and musicians with a driver and application software package that allows use of the Beamz Player as a laser controller with leading DJ and electronic music applications such as Ableton, Serato, Traktor and Virtual DJ. This program is both MAC and PC compatible.

Beamz Home DJ Products. The Beamz Home DJ product offering currently includes three alternative products as described below. Each includes the basic Beamz Player, with 5 to 50 songs included depending upon the model chosen.

Virtual DJ Bundle. This bundle includes the Beamz Player with 5 songs, the Virtual DJ Home Free software, a sample pack of sounds effects, and a version of the Beamz DJ software that works with Virtual DJ.

PCDJ Bundle. This includes the Beamz Player with 5 songs, the PCDJ Red Mobile software, a sample pack of sounds effects, and a version of the Beamz DJ software that works with PCDJ.

Beamz Home DJ Bundle. This includes the Beamz Player with 50 songs, a sample pack of sounds effects, and Beamz DJ software which is designed to work with virtually any DJ software including Virtual DJ, PCDJ, Traktor, Serator, Ableton Live, as well as others.

Education, Special Needs and Physical Rehabilitation Products

We offer the following range of education, music therapy, special needs, and physical rehabilitation products:

Laser Band Special Needs Product. We serve as an original equipment manufacturer (“OEM”) for a special version of the Beamz Player to PlayAbility Toys, a small Tucson based company that focuses on providing a range of special needs products to music therapists, parents of special needs children and other channels. This special version of the Beamz, marketed under the brand “Laser Band”, includes bright colors, a mounting adhesive to secure the product, special labels on the Beamz and buttons, a “Simon Says” series of songs, and 70 songs that are targeted to this market.

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Laser Band Plus Bundle. We also OEM a special version of the Beamz Player to PlayAbility Toys that is configured to meet the needs of the special needs market, including major hospitals and institutions. This bundle includes the basic LaserBand product plus a Simon Says series plus 70 songs. The depth of content provided with this bundle allows major institutions and facilities to have the broader appeal to a larger population of clients, helping them meet the needs of more of their clientele and keep them enjoying the product for extended periods of time.

Music Appreciation Series – Education Edition. We intend to offer a special version of the Music Appreciation Series that is targeted toward educators and educational institutions in the third quarter of 2012. This includes the basic music appreciation series described above, but also includes a special version of Studio Software which allows educators to creatively organize and develop different lessons and music for their individual student requirements. This version is also tailored to train educators on how to use the Music Appreciation Series on a Smart Board in a classroom environment.

Additional Special Needs OEM and Private Label Product. We also expect to offer a range of private label and OEM products to a variety of parties in the special needs, occupational therapy, and physical rehabilitation markets. These products will be tailored to each customer’s needs and requirements.

Laser Controller Development Kit (SDK)

The Beamz Player and Beamz Pro hardware may also be used as a general laser controller for many other applications, such as lighting, games and other applications. To facilitate such use, we have developed a developer’s kit (SDK) that is being marketed to a variety of developers, thereby creating a broader range of additional content for use with the Beamz. The SDK is compatible with Microsoft, MAC and Linux operating systems.

Future and Next Generation Products

We are developing a new product family with Cypher Entertainment Inc. The consumer version of the new product is expected to be available in late 2012. This product will be about one-third the size of the current Beamz Player, and will initially be driven by iOS devices, including iPhones and iPads. It is preliminarily planned to include 26 interactive songs, a volume adjustment, a song/playlist and recording capability, 12 instruments/sounds that can be played with each song, built in high quality stereo speakers, audio in for headphones, and audio out for speakers. Future software enhancements are planned that are intended to provide additional compatibility for other operating systems. Variations for a DJ, and professional and education/special needs versions are also planned for launch in 2013. We expect additional future products to include a toy version, a professional DJ, and a physical rehabilitation version of the Beamz.

We are also developing a gaming version of the Beamz mapping software that will allow computer gamers to use the Beamz interactive laser controller in conjunction with their keyboard when playing computer games. We expect this product to be available in third or fourth quarter of 2012.

Marketing

We believe we are positioned to take advantage of the growth in electronic music and entertainment, and the inborn desire most people have to enjoy and play music. Key target markets include the mass consumer market, the DJ and professional musician market, and the education, special needs, and physical rehabilitation market.

The market opportunity for the Beamz products can best be described by understanding the role music plays in the United States. The following represent some of the most relevant statistics:

2009 Gallup U.S. Attitudes/Musical Instrument Players Survey:

•	In 2009, approximately three in five (58%) respondents reported having at least one household member who plays a musical instrument. This represents a 12% increase over the 52% reported in 2006.

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•	43% of households report having two or more persons who play musical instruments.

The National Association of Music Merchants (NAMM), reports:

•	Per the US census, there are approximately 116 million households. Using the NAMM statistic that 58% of households report having at least one household member who plays an instrument, there are approximately 67 million people in the United States that play an instrument.

•	85% of people in the United States say they wished they had learned to play a musical instrument; 69% would like to learn to play an instrument.

First Research, a Dunn & Bradstreet Company, reports:

•	Two-thirds of video Guitar Hero®/Rock Band® users say they are likely to play an instrument in two years. More than 80% say they would like to receive a musical instrument as a gift.

•	30% of children play a musical instrument, 90% play video games.

2010 Census Data shows:

•	There are about 63 million children in the United States between 5 and 19 years old.

American Community Survey shows:

•	In the US, 36 Million people representing 12% of the civilian non-institutional population have disabilities.

•	37% of adults 65 and older have disabilities.

National Organization on Disability reports:

•	There are 54 million Americans with disabilities.

Our market opportunity can be segmented into three key market segments: the mass consumer music market, the professional artist and DJ market, and the education, special needs, and physical rehabilitation market.

Mass Consumer Market. The mass consumer market represents a large number of people since the Beamz Products can be used by almost anyone at any age. We have broken down this market into the following areas:

Gift Seekers. We believe the Beamz Product is an ideal gift for anyone, but particularly for kids, families and young adults. Our experience shows that women (especially mothers ages 25-45) and grandparents generally see the Beamz Product as a great gift for their families, making this a key target market.

Young Males. Young males and gamers, typically ages 18-35, who enjoy music are a key target market.

Home DJ Market. We believe there is a significant segment of the consumer market, most notably young adults (including college students), that are excited about performing as a DJ with their friends and families. During 2011, approximately 50 million copies of free Home DJ software were downloaded.

Professional Musician and DJ – We believe the professional market lends credibility to the Beamz Product Products and creates awareness in the mass market. The professional market may be segmented into semi-professional and professional musicians and artists. In aggregate, this represents approximately $7 billion U.S. annual market (at the manufacturer level) for professional instruments and equipment, and is serviced in the United States by approximately 6,800 stores (known as dealers) including Guitar Center, Sam Ash, and numerous “mom and pop” music retailers and online dealers such as American Music Supply, Sweetwater Sound and Musician’s Friend. The Beamz Product is a complement to traditional instruments because it can be played along with any instrument. For professional DJs, the Beamz Product is a laser controller that may be used in combination with other DJ gear and/or alone as an entertainment device.

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Education, Special Needs, and Physical Rehabilitation – The educational, special needs, and physical rehabilitation markets consists of introducing and educating children with music in the mainstream educational system (including K-12 through the university level), supporting the six million special-needs children (10 million special needs individuals, including adults) with unique special needs requirements, and supporting the tens of millions of people in the US with physical rehabilitation needs.

The Beamz Product has already been used in 16 school districts, representing about 80 schools. Applications for the Beamz Product include general music classes, band and orchestra, as well as special needs. The Beamz Product is also featured in a number of music-related museums and health-related facilities, including children’s hospitals, hospice and rehab facilities. We believe expansion into these institutions has the added advantage of expanding awareness for the Beamz Product with numerous parents and children.

Sales and Distribution Strategy

Our historical sales and distribution strategy included marketing products on the Beamz web site, on Amazon, with various affiliates and online retailers, in certain retail musical instrument stores, in selected consumer retailers including Brookstone and FAO Schwarz, and with an international distributor in Europe.

Our planned sales and distribution strategy is to expand and penetrate all of the above market segments by pursuing the following:

Build on relationships with Cypher Entertainment Inc. Beamz Interactive has entered into a strategic business relationship with Cypher Entertainment Inc. (“Cypher”). Cypher has retail relationships and capabilities with major mass US retailers. Cypher is funding the sales and marketing efforts necessary to pursue consumer retail channels, and is funding the development of a smart phone and tablet version of the Beamz. The new product will be owned 50% by Cypher and 50% by us, and will be distributed to the retail consumer channel by Cypher. We will distribute the new product to other channels, including the professional, DJ, retirement, education, special needs and select internet consumer markets. As of the date of this filing, no sales, royalties, or license fees have been due pursuant to the partnership, as sales to date have been made as part of a standard product distribution relationship, and the activities of partners are still in the early stages of planning and execution. Initiation of sales, royalties, and license fees pursuant to the partnership and license agreement are expected to begin late in 2012 or in 2013.

License/OEM/Partner Beamz Hardware and Software Technologies. We intend to license, partner and/or OEM our hardware and software products to different complementary entities in selected target markets, including education, special needs, physical rehabilitation, toy companies, music companies and DJ companies for example. We currently have (a) an OEM relationship with PlayAbility Toys, a manufacturer and marketer of products for the special needs market, whereby we have created a unique special needs version of the Beamz for PlayAbility Toys; and (b) a bundle and marketing relationship with Digital 1 Audio (PCDJ) and Atomix Productions (Virtual DJ), whereby we have bundled our Beamz DJ product with a version of the PCDJ and Virtual DJ software.

Implement a Strong Web Site and Internet Marketing Strategy. Given the high tech, visual and music focus of the Beamz Products offering, we believe it is a good candidate for distribution on the internet. A main component of our sales and marketing strategy is to maintain a comprehensive web site, coupled with the creation and distribution of video content demonstrating the use of the Beamz Product across all markets and customers. This includes search engine optimization, digital advertising, and other internet marketing programs.

Implement a Strong Social Media Strategy. We intend to augment our sales and marketing efforts with a strong social media effort, including Facebook, YouTube and Twitter, as well as the social media efforts of various artist that support the Beamz. Additionally, we intend to launch three community sites in 2012, including Beamz Music, Beamz Planet, and Beamz Community. These sites will allow users to exchange information and ideas, participate in competitions and post and sell music and software.

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Research and Development

We believe continued innovation through research and development is critical to our future success. As of December 31, 2011, our research and development was conducted by a number of outside hardware and software contractors that are under contract with us to develop new products that can be integrated with our current product lines. We spent $594,519 on research and development in 2011 and $741,907 in 2010. We believe that our current research and development effort is sufficient for our current needs; however, we may increase our R & D expenditures depending on the progress of our ongoing research and development efforts, closure of additional customer, OEM and licensing relationships, and the availability of funding.

Manufacturing and Assembly

Assembly of our current primary products occurs at Luster Precision Engineering Sdn Bdh (Luster), a Malaysian company. We believe Luster has the capability to manufacture the product in high volumes at low costs. Luster manages all aspects of the supply chain. If their facility experiences a disruption, we would have no other means of assembling those components until we are able to develop the same capability at an alternative facility. A vendor selection process will be used to choose the manufacturer for our future products.

Intellectual Property

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain the proprietary aspects of our technologies. We rely on a combination of patent, copyright, trademark and other intellectual property rights and measures to protect our intellectual property.

Our patent portfolio includes rights to patents and patent applications that we own. We seek patent protection in the United States and internationally for our products and technologies where and when we believe it is appropriate. United States patents are granted generally for a term of 20 years from the earliest effective priority date of the patent application. The actual protection afforded by a foreign patent, which can vary from country to country, depends on the type of patent, the scope of its claims and the availability of legal remedies in the country.

We also rely on other forms of intellectual property rights and measures, including nondisclosure and confidentiality agreements, to maintain and protect proprietary aspects of our products and technologies. We require our consultants to execute confidentiality agreements in connection with their consulting relationships with us. We also require our consultants to disclose and assign to us all inventions conceived during the term of their engagement while using our property or which relate to our business.

Patents and Patent Applications

Our strategy is to aggressively file, secure, and maintain a broad range of patents and intellectual property to protect our current and future business. Currently, we have 4 U.S. utility patents. We have 1 design patent. We also have 3 additional pending U.S. utility patent applications with 1 having a Response to an Office Action filed and the other 2 awaiting an Office Action. We have 6 pending U.S. Provisional Patent Applications.

We have 3 pending Foreign Patent Applications covering the Video Controller in Europe, Canada and Australia. We have a pending International PCT patent application covering the Beamz Video Jam software product.

We have 3 U.S. Registered Trademarks: the Beamz name, the Beamz logo, and the phrase “Play the Light”. Our U.S. Trademark application for the mark IBeamz has been allowed by the U.S. Trademark Office, and we expect it to become registered in the Summer of 2012.

We have a U.S. Registered Copyright on our core Beamz software. We have filed, or will file, copyrights on our key music and software.

License Arrangements

Our current principal licensing arrangement (the “Beamz/Cypher License Agreement”) is with Beamz Cypher Partnership, LLC, a Delaware limited liability company owned 50% by us and 50% by Cypher (“Beamz/Cypher Partnership”), pursuant to which we granted Beamz/Cypher Partnership a worldwide, non-exclusive right and license to develop, modify and/or manufacture the Beamz Products and any additional products approved by the Company. The Beamz/Cypher License Agreement provides for payments to us for the use of the Beamz Content included on Beamz Products sales equal to $1.50/Unit plus 100% of the out-of-pocket third-party royalties associated with such Beamz Content. In addition, for each Unit sold by Beamz/Cypher Partnership, Beamz/Cypher Partnership will pay us a royalty equal to eight percent (8%) of the of the manufacturer contract purchase price for such product . In addition, for each unit sold by either Cypher or us, such party will pay Beamz/Cypher Partnership a fee equal to 10% of the manufacturer contract purchase price for such product. Further, for all Cypher Content developed and sold by Cypher, Cypher will pay Beamz/Cypher Partnership an amount equal to eight percent (8%) of the net revenue received by Cypher from such Cypher Content sales. Similarly, we will pay the partnership an amount equal to eight percent (8%) of the new revenue we receive for sales of Beamz content.

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We have agreements with labels EMI Music Services, Walt Disney Records, Blind Pig Records, Sony Records, Harry Fox Agency, Inc. and others, whereby we license the right to use a broad range of songs and videos for use on the Beamz. We believe this adds an exciting multi-media video dimension, enabling the user to display the music video on a television or large monitor while playing the Beamz along with the song. Our library currently includes over 300 interactive songs which are offered for sale on our web site, and which we intend to continue to grow via both internal development and third-party artist relationships. These agreements fall into three primary categories:

Original Music Licenses

Beamz licenses original music from various labels, publishers and recording artists (i.e. David Ellefson, Euge Grove, Craig Chaquico, etc.). In general, the agreements with recording artists provide that they will receive 30% of the net revenue received by Beamz for the sale of such original music.

Synchronization and Master Lease Agreements

Video song synchronization agreements grant Beamz a worldwide, nonexclusive, irrevocable, unencumbered and transferable right to use, perform, reproduce, and fix the compositions in synchronization with visual images when used in conjunction with the Beamz device.  Each license includes two components, one with a record company (i.e. Hollywood records and Walt Disney Records, Capital Records, LLC dba EMI Music Services, Blind Pig Records, Polyvinyl Record Company, and others,) and one with the music publisher (i.e. Seven Peaks Music and Seven Summits Music, EMI Music Publishing, Viper Music, Sony ATV Music Publishing LLC, Polyvinyl Record Company, and others). In general, for downloads, Beamz pays both the music publishers and the record label the greater of $.30 or 17.5% of 100% of the net sales of the licensed product. In the case of licensed product that is included with the Beamz Products, Beamz pays both the publisher and the label $.15 for each licensed product. The term of such agreements is typically 10 years, and typically call for non-refundable advances that are recoupable from all compensation otherwise payable by Beamz to the licensors.

Mechanical Licensing Agreements

Beamz also secures statutory rate mechanical licenses from various publishers, and via the Harry Fox Agency, for its cover versions of its audio only popular songs. The mechanical licensing rate is $.091 for each licensed product sold.

Competition

While there are no direct competitors for the Beamz Products and technology, there are several indirect competitors whose products consumers may compare to the Beamz music-making experience. These include traditional musical instruments, electronic keyboards/digital pianos and music games using pre-programmed music (e.g. Guitar Hero, Rock Band, DJ Hero, etc.) on PCs, consoles and mobile devices.

The Beamz interactive music system has been marketed and sold as a recreational music making product. Recreational music making refers to the user experience of making music for the primary purpose of fun and enjoyment, without focus or concern of skill mastery. Most often it is difficult for consumers to recreationally play a traditional instrument because either knowledge of reading music and physical skill development to interact with a specific instrument is needed to create harmonious music making experiences. With the Beamz, no physical strength is required to interact and interrupt the laser beam, and it is universally easy for anyone to play by simply touching light. More importantly, the Beamz songs have been setup to be harmonious so that a consumer may instantly start controlling the harmonious playback of the instruments within a Beamz song.

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Although some electronic keyboards and digital pianos include pre-programmed instrument notes and chords from hundreds of different instruments plus options to play into pre-programmed rhythm tracks, they are not setup for immediate recreational music making. Physical skills are needed to be developed to interact with multiple piano keys using both hands, and the keys are most often just programmed with single notes. In contrast, Beamz songs are setup to be harmonious regardless of how they are played and the music samples assigned to a laser beam offer more complexity, often with several notes, chords and/or series of music samples controlled by touching one of the laser beams.

Employees

As of the date of this filing, we had no employees. All human resources provide services on a consulting contract basis. We have consulting contracts with 7 key individuals or firms that provide sales, engineering, software development, song and content production, operations, and marketing services. All such contracts may be terminated with 60 days notice. Upon completion of our current private offering, we anticipate converting some of these contractors to employee status.

Item 1A. Risk Factors

Risks Related to General Economic Conditions

The United States economy is currently undergoing a period of slowdown and very high volatility, and the future economic environment may continue to be less favorable than that of recent years. A substantial portion of our revenues comes from consumers whose spending patterns may be affected by prevailing economic conditions. If these economic conditions continue to deteriorate, the growth of our business and results of operations may be adversely affected.

Risks Related to Our Business

We have a limited operating history and are subject to standard risks associated with a start-up business.

We have been a development stage company since inception, with limited revenues. Consequently, we have a limited operating history. Accordingly, we cannot be certain at this time as to the ultimate acceptance of and enthusiasm for our products and services from either our retail partners or our end-users. Additionally, if we cannot successfully manage the risks normally faced by start-up companies such as uncertainty regarding level of future revenue, inability to budget expenses, and inability to access sources of financing when required and at rates favorable to us, we may not achieve profitable operations, and ultimately our business may fail, which might result in the loss of some or all of your investment in our Common Stock.

We may not be able to successfully manage our growth.

Our ability to manage the Company’s growth will require that we continue to improve our operational, financial and management information systems, and to motivate and effectively manage our human resources. If our management is unable to manage such growth effectively, then the quality of our products and services, our ability to retain key personnel and our business, financial condition and results of operations could be materially adversely affected.

Products such as the ones we offer change rapidly and therefore, we must continually improve them.

Products such as the ones we offer are continually upgraded in an effort to make them work faster, function more easily for the user, provide aesthetically pleasing look and feel, and provide more options. If we fail to update and improve our products, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. However, our efforts to refine and improve our products and to add new products will cause our operating costs to increase. This could prevent us from ever achieving profitability.

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If our products contain defects, then our sales would likely suffer, and we may even be exposed to legal claims. Defects in our products could have a material adverse impact on our business and operating results.

Our business strategy calls for the marketing and sales of our existing products as well as the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. Despite product testing, defects may still be discovered in our current and new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by customers against us. Any of these occurrences could have a material adverse impact on our business and operating results.

Our strategic relationships may not be successful.

We have entered into a number of strategic relationships and intend to continue to do so in the future. Our success depends, to a large extent, on the success of such relationships, and there can be no assurances that all or any of such relationships will be successful.

We may become subject to litigation.

We may be subject to claims involving how we conduct our business or the market for our securities. Any such claims against us may affect our business, results of operations and financial conditions. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.

We have limited internal manufacturing resources, and if we are unable to provide an adequate supply of our Beamz products, our growth could be limited and our business could be harmed.

Assembly of our products occurs at Luster Precision Engineering Sdn Bhd, a Malaysian company that we have contracted with. We believe Luster has the capability to manufacture the product in high volumes at low costs. Luster manages all aspects of ordering the supply chain. If their facility experiences a disruption, we would have no other means of assembling those components until we are able to develop the same capability at an alternative facility.

If we are unable to expand our sales and marketing capabilities, we may be unable to generate material product revenues.

We have limited history and resources to pursue the sales and marketing of interactive laser controller technology. Significant portions of our sales and marketing efforts for our Beamz products are currently, or in the future will be, coordinated and implemented by various partners, such as Cypher. We expect to continue our relationship with Cypher and other parties to market our Beamz system products in the United States and around the world. Our fulfillment relationship is with SPS Express, a local Phoenix company. SPS Express has a broad range of fulfillment services at reasonable costs. The combination of these outsource partners provides us with a highly leveragable, low overhead supply chain model, but also provides a risk that such companies may not perform as planned.

Risks Related to our Need for Financing

We may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

At March 31, 2012 and June 30, 2011, we had cash and cash equivalents of approximately $14,900 and $118,500, respectively, and stockholders’ equity (deficit) of approximately $(15,372) and $508,500, respectively. In addition, we had a net loss for the nine months ended March 31, 2012 of approximately $1,251,000 and a net loss for the year ended June 30, 2011 of approximately $2,730,000.

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As discussed in the notes to our financial statements included elsewhere in this registration statement, our cumulative net loss since inception and the net losses we incurred in 2011 and 2010 raise substantial doubt that we will be able to continue operations as a going concern, unless we are able to raise at least $2,000,000 in our planned $5,000,000 private placement. Our independent auditors included an explanatory paragraph regarding the uncertainty of whether we will be able to continue operations as a going concern in their report on our financial statements for the years ended June 30, 2011 and 2010. Our ability to continue as a going concern is dependent upon us generating cash flow sufficient to fund operations and reducing operating expenses, and our ability to raise necessary financing. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We will need additional funding to continue to commercialize our Beamz Products and we may not be able to raise capital when needed, which would force us to delay, reduce or eliminate our commercialization efforts or our product development programs.

We will require substantial future capital in order to continue to establish effective marketing and sales capabilities for our Beamz Products, and to conduct the research and development activities necessary to continue to enhance the Beamz technology and create new products for new customers, licenses and markets. We believe that our existing cash resources, together with cash generated from sales of our products and cash generated from our financing activities, will not be sufficient to meet our anticipated needs and therefore have initiated a $5,000,000 private placement of our Common Stock.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of future products, or take actions that negatively impact the commercialization of our Beamz system.

Our future funding requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our research and development activities;

•	the terms and timing of any future collaborative, licensing or other arrangements that we may establish;

•	the cost and timing of establishing sales, marketing and distribution capabilities and other corporate infrastructure;

•	the cost of establishing product inventories;

•	the effect of competing technological and market developments; and

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Raising additional capital by issuing securities or through collaborative or licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or products or grant licenses on terms that are not favorable to us. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and have a material adverse effect on our business, financial condition and results of operations.

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Risks Related to our Intellectual Property

If we are unable to secure and maintain patent or other intellectual property protection for the intellectual property covering our marketed products or our product candidates, our ability to compete will be harmed.

Our commercial success depends, in part, on obtaining patent and other intellectual property protection for the technologies contained in our marketed products and product candidates. If we fail to obtain adequate patent or other intellectual property protection for intellectual property covering our marketed products or product candidates, or if any protection is reduced or eliminated, others could use the intellectual property covering our marketed products or product candidates, resulting in harm to our competitive business position. In addition, patent and other intellectual property protection may not provide us with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that we own.

Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application. Changes in either patent laws or in interpretations of patent laws may also diminish the value of our intellectual property or narrow the scope of our protection. Interference, reexamination and opposition proceedings may be costly and time consuming, and we, or the third parties from whom we license intellectual property, may be unsuccessful in such proceedings. Thus, any patents that we own or license may provide limited or no protection against competitors. In addition, our pending patent applications and those we may file in the future may not result in patents being issued or may have claims that do not cover our products or product candidates. Even if any of our pending or future patent applications are issued, they may not provide us with adequate protection or any competitive advantages. Our ability to develop additional patentable technology is also uncertain.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may also result in the loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

If the combination of patents, trade secrets and contractual provisions that we rely on to protect our intellectual property is inadequate, our ability to successfully commercialize our marketed products and product candidates will be harmed, and we may not be able to operate our business profitably.

Our success and ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright, trademark and trade secret law and nondisclosure agreements to protect our intellectual property. However, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products.

To protect our proprietary rights, we may in the future need to assert claims of infringement against third parties to protect our intellectual property. There can be no assurance that we will be successful on the merits in any enforcement effort. In addition, we may not have sufficient resources to litigate, enforce or defend our intellectual property rights. Litigation to enforce our intellectual property rights in patents, copyrights or trademarks is highly unpredictable, expensive and time consuming and would divert human and monetary resources away from managing our business, all of which could have a material adverse effect on our financial condition and results of operations even if we were to prevail in such litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, or that they are invalid or unenforceable, and could award attorney fees.

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Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technologies or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technologies or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technologies, which could substantially impair our ability to compete.

We have entered into confidentiality and intellectual property assignment agreements with our consultants as one of the ways we seek to protect our intellectual property and other proprietary technologies. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Our consultants may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using our proprietary know-how is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect know-how than courts in the United States. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain intellectual property protection could adversely affect our competitive business position.

Risks Related to Our Shares of Common Stock

Our Common Stock has no active trading market. Unless an active trading market develops for our Common Stock, you may be unable to sell your shares.

Currently, there is no active trading market for our Common Stock, and an active trading market for our Common Stock may not develop or be sustained. There are a number of factors that will make it difficult for an active trading market in our Common Stock to develop. These factors include:

•	stock analysts, stock brokers, institutional investors and other members of the investment community may be reluctant to follow us or create a market in our stock;

•	our stock may be deemed to be “penny stock,” which means stock traded at a price less than $5.00 per share, which will make it unsuitable for some investors to purchase; and

•	there are a limited number of stock brokers that will be willing to act as market makers for our Common Stock, which is essential for establishing an active trading market.

We intend to have our Common Stock quoted on the OTC Bulletin Board. This market lacks the credibility of established stock markets and is characterized by a lack of liquidity, sporadic trading and larger gaps between bid and ask prices. Compared to a seasoned issuer with stock traded on an established market, which typically results in a large and steady volume of trading activity, there may be periods when trading activity in our shares is minimal or nonexistent. Trading in our Common Stock will likely be characterized by large swings in market prices. Unless an active trading market for our Common Stock is developed and maintained, you may be unable to sell your stock at or above the price you paid, or at all.

If a trading market in our Common Stock does develop, our stock price is likely to be volatile.

If a trading market in our Common Stock develops, the market will likely be subject to wide fluctuations in price. Additionally, stocks quoted on the OTC Bulletin Board have traditionally experienced significant price and volume fluctuations that often are unrelated or disproportionate to the operating performance of a company traded in such markets. Regardless of our actual operating performance, the market price for our Common Stock may materially decline from time to time. There can be no assurance that you will be able to sell your stock at a time when the market price is greater than what you paid. If a large volume of our shares of Common Stock is posted for sale, it will likely cause the market price of our Common Stock to decline.

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Our directors, executive officers and principal stockholders and their respective affiliates have substantial control over us and could delay or prevent a change in corporate control.

As of this filing, key management and directors have invested a total of approximately $5.0 million in the Company, including interest on notes and non-cash compensation, and control approximately 47% of our fully-diluted voting power. As a result, these stockholders, acting together, have substantial control over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership may have the effect of:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The conversion of outstanding shares of Preferred Stock could result in significant dilution to holders of our Common Stock.

Currently there are 802,940 shares of Series D Convertible Preferred Stock issued and outstanding. Each share of Series D Convertible Preferred Stock is convertible at the option of the holder into 10 shares of our Common Stock. The holders of more than 75% of the Series D Convertible Preferred Stock have consented to the conversion of such stock into our Common Stock upon the closing of $2,000,000 in a private placement that we are currently conducting that is described under Item 10. The conversion of these shares could have a significant dilutive effect on earnings per share and the equity power of existing holders of our Common Stock. It may also adversely affect the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from product development and commercialization and to devote substantial resources and time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are working with our independent legal and accounting advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate control, disclosure controls and procedures and financial reporting and accounting systems, including requirements under the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes–Oxley Act”). We will incur costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the securities exchange on which our stock trades. We will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors, our board committees or as executive officers.

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In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the fiscal year ending June 30, 2012, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance-related issues.

The provisions of the JOBS Act have reduced the information that we are required to disclose, which could adversely affect our stock price.

As set forth in the front of this registration statement, we are an EGC, which means the provisions of the JOBS Act have reduced the information we are required to disclose in our filings with the SEC. As a result of such reduced disclosure, our stock price may be adversely affected.

Additionally, as an EGC, we have elected to use the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

Item 2. Financial Information

We have derived the following statement of operations data for the years ended June 30, 2011 and 2010, and balance sheet data as of June 30, 2011 and 2010, from our audited financial statements included elsewhere in this registration statement. We derived the following selected historical financial data as of and for the nine months ended March 31, 2012 and 2011 from our unaudited historical financial statements and the notes thereto included elsewhere in this registration statement. In the opinion of management, the interim financial data set forth below include all adjustments, consisting of normal recurring accruals, necessary to present fairly our financial position and results of operations for the periods indicated. Operating results for the nine months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the entire fiscal year. You should read the financial data set forth below in conjunction with our financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our results to be expected in any future period.

	Nine Months Ended March 31,		Twelve Months Ended June 30,	Twelve Months Ended June 30,
(in thousands except for share and per share amounts)	2012	2011	2011	2010
Statement of Operations Data:
Product Revenues	$311	426	$563	$254
Total revenues	311	426	563	254

Costs and operating expenses:
Cost of product revenues	226	349	501	189
Research and development	169	544	594	742
Sales and marketing expenses	367	476	604	359
General and administrative expenses	764	793	981	897

Operating loss	(1,215)	(1,736)	(2,117)	(1,933)

Other income (expense):
Other income (expense)	—	—	—	—
Interest income (expense), net	(36)	(423)	(614)	(354)

Loss before income taxes	(1,251)	(2,159)	(2,731)	(2,287)
Income tax expense		—	—	—

Net loss	$(1,251)	(2,159)	$(2,731)	$(2,287)

Net loss per share (basic and diluted)	$(.10)	$(.75)	$(0.53)	$(15.49)

Weighted average shares outstanding (basic and diluted)	13,168,565	2,893,699	5,194,226	147,660

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	As of March 31,	June 30,	June 30,
(amounts in thousands)	2012	2011	2010
Balance Sheet Data:
Cash and cash equivalents	$15	$119	$147
Total assets	508	789	834
Notes payable—long-term (principal)	—	—	4,667
Total liabilities	524	280	5,539
Accumulated deficit	(11,700)	(10,449)	(7,718)
Total stockholders’ equity (deficit)	(15)	509	(4,705)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this registration statement. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

We have developed an interactive laser controller technology that can be used to develop new market opportunities in a wide variety of music, game, therapy, lighting and consumer applications. Our first commercial products (the Beamz Player and the Beamz Pro), can bring music to literally everyone in a manner that has previously not been possible. By simply interrupting one or more laser beams with one’s hands, the user can play a wide range of musical instruments and create great music in conjunction with a background rhythm track of original, popular, disc jockey (DJ) and children’s songs across numerous music genres, including Jazz, Blues, Hip Hop, Rock, Classical and Latin. Beamz Products allow people that have no previous musical background or training to play and enjoy music within minutes, yet it has the depth to enable accomplished DJs, artists and musicians to perform, compose and create very sophisticated interactive music.

Factors That May Influence Future Results of Operations

The following is a description of factors that may influence our future results of operations, including significant trends and challenges that we believe are important to an understanding of our business and results of operations.

Revenues

The generation of recurring revenues through sales and licensing of our current and new Beamz products, technology and content are an important part of our business model. Our first commercial product began shipping in fiscal 2008 at a retail price point of $599 per unit. Sales at that time were achieved through an exclusive distribution arrangement with Sharper Image, who subsequently filed for bankruptcy in early 2008. We refocused our strategy in 2009 to seek alternative sales and distribution channels, and to reduce our consumer price to $199.95 for our consumer product. Based on market feedback, we defined and developed a second generation product that had a much lower cost and a broader range of capabilities. A consumer and professional version of the second generation product began shipping in late 2010, allowing us to achieve net revenues of $254,095 and $563,411 in fiscal years ending June 30, 2010 and 2011. We anticipate that recurring revenues, including licensing royalties, will constitute an increasing percentage of our total revenues as we increase awareness of the product in the various targeted markets, both directly and through key partnerships, and expand our product offering into new markets.

Since inception, our revenues relate primarily to the sale of our Beamz Player and Beamz Pro products. In the future we expect to also have material licensing revenue from our partnership and licensing arrangement with Cypher and other parties.

Our revenue recognition policies are more fully described in the “Critical Accounting Policies and Significant Judgments and Estimates” section below. We did not report any material revenues prior to 2009.

Research and Development Costs

Our research and development costs consist primarily of costs associated with the conceptualization, design, testing and prototyping of our various Beamz products and products under development, and the development of software and content (such as songs, games, and educational content) for such products. This includes the consulting fees, travel and benefits of research and development personnel and contractors; materials and supplies used by our research personnel, sponsored contract research and product development with third parties; and licensing costs. Subject to securing adequate financing, we anticipate that research and development expenses may increase as we: (1) continue to develop enhancements to our product offering; (2) expand our product development efforts for content - including music, games, videos, education and therapy for the Beamz product family; and (3) expand research and development to apply our technologies to additional product, market, and technology applications.

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Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of consultant fees and expenses, sales incentive payments and commissions, travel and benefits; share-based compensation; professional fees, including fees for attorneys and outside consultants; intellectual property protection filings, insurance, marketing costs, and other general and administrative expenses, which include corporate licenses and taxes, postage, office supplies and meeting costs. Our selling, general and administrative expenses are expected to increase due to costs associated with the commercialization of various products, increased consultant fees and/or headcount necessary to support our continued growth in operations, and the additional operational and regulatory burdens and costs associated with operating as a publicly traded company. In addition, we expect to incur additional costs associated with protecting our intellectual property rights as necessary to support our product offerings.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult and subjective judgments include revenue recognition, impairment of long-lived assets and the determination of share-based compensation and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

As an emerging growth company under the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

While our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this registration statement, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results.

Inventory. Inventory is carried at the lower of cost (first-in, first-out method) or net realizable value. All items included in inventory relate primarily to our Beamz products. We periodically review our inventory for obsolete items and provide a reserve upon identification of potential obsolete items.

Valuation Allowance for Deferred Tax Assets and Liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date.

Valuation allowances are recorded for deferred tax assets when the recoverability of such assets is not deemed more likely than not.

We have evaluated the effect of guidance provided by GAAP regarding accounting for uncertainty in income taxes. In that regard, we have evaluated all tax positions that could have a significant effect on the financial statements and determined that we have no uncertain tax positions at June 30, 2011 that could have a significant effect on our financial statements. Our returns after 2009 remain open for examination.

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Impairment of long-lived assets. We evaluate the recoverability of our long-lived assets (finite lived intangible assets and property and equipment) whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. When this occurs, the expected undiscounted future cash flows are compared to the net book value of the related assets. If the net book value of the related assets exceeds the expected undiscounted future cash flows of the assets, the carrying amount will be reduced to the present value of the expected future cash flows and an impairment loss would be recognized. As of June 30, 2011, we have not recorded any impairment losses.

Share-based compensation. We account for compensation for all arrangements under which employees consultants, and others receive shares of stock or equity instruments (including options and warrants) in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation” , or ASC Topic 718. Under ASC Topic 718, the fair value of each award is estimated and amortized as compensation expense over the requisite service period. The fair value of our share-based awards is estimated on the grant date using the Black-Scholes valuation model. This valuation model requires the input of highly subjective assumptions, including the expected price volatility and estimated option term. As we have been operating as a private company, we are unable to use actual price volatility and option life data as input assumptions within our Black-Scholes valuation model. We have used expected volatilities based on the historical volatility of the industry sector in which we operate, in accordance with the guidance set forth in ASC Topic 718.

To estimate the expected term, we chose to utilize the “simplified” method for “plain vanilla” options as discussed in the Securities and Exchange Commission’s Staff Accounting Bulletin 107 (“SAB 107”). We believe that all factors listed in SAB 107 as pre-requisites for utilizing the simplified method are true for us and for our share-based payment arrangements. We intend to utilize the simplified method for the foreseeable future until more detailed information about exercise behavior becomes available.

Our risk-free interest rates are based on a zero-coupon U.S. treasury instrument, the term of which is consistent with the expected term of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of Common Stock; therefore, the expected dividend yield is assumed to be zero. The fair value of share-based payments are generally amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

We believe there is a high degree of subjectivity involved when using option pricing models to estimate share-based compensation under ASC Topic 718. Currently, there is not a market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with ASC Topic 718 using an option pricing model, that value may not be indicative of the fair value observed in a market transaction between a willing buyer and a willing seller. If factors change and we employ different assumptions in the application of ASC Topic 718 in future periods than those currently applied under ASC Topic 718, the compensation expense we record in future periods under ASC Topic 718 may differ significantly from what we have historically reported.

Research and development costs. Expenses related to research, design and development of products are charged to research and development costs as incurred. These expenditures include direct salary costs and/or consultant expenses for research and development personnel and contractors, costs for materials used in research and development activities and costs for outside services.

Results of Operations

Comparison of the Nine Months Ended March 31, 2012 to the Nine Months Ended March 31, 2011

	Nine Months Ended March 31,		Percentage
($s in thousands)	2012	2011	Change
Revenues	$311	$426	(27.0)%
Cost of product revenues	226	349	(35.2)%
Research and development costs	169	544	(68.9)%
Sales and marketing expenses	367	476	(22.9)%
General and administrative expenses	764	793	(3.7)%
Other income (expense), net	(36)	(423)	(91.5)%
Net loss	(1,251)	(2,159)	(42.1)%

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Revenues. Revenues were $311,000 for the nine months ended March 31, 2012, compared to $426,000 for the nine months ended March 31, 2011. The decrease was due to the sale of inventory to Cypher at about cost in order to facilitate Cypher’s market entry prior to implementation of our partnership arrangement or licensing agreement with Cypher. As part of this arrangement, we allowed Cypher to pursue most retail consumer sales which in turn eliminated a portion of our historical sales and sales opportunities to certain retailers.

Cost of Product Revenues. Cost of product revenues was $226,000 for the nine months ended March 31, 2012, compared to $349,000 for the nine months ended March 31, 2011. The decrease in cost of product revenues was due to lower revenues in the most recent period and the elimination of new product introduction start up cost in the period ending March 31, 2011. In addition, the gross margin per cent is lower than normal in the period ending March 31, 2012 due to a one time $83,200 product sale to Cypher, as discussed above, at about our cost.

Research and Development Costs. Research and development costs were $169,000 for the nine months ended March 31, 2012, compared to $544,000 for the nine months ended March 31, 2011. This decrease of $375,000, or 68.9%, was due primarily to the completion of the development of the second generation Beamz product. The period ending March 31, 2012, also includes non-cash development contractor expenses of $40,000 associated with stock bonuses.

Selling and Marketing Expenses. Selling and marketing expenses were $367,000 for the 9 months ended March 31, 2012, compared to $476,000 for the nine months ending March 31, 2011. The decrease was primarily due to the elimination of retail marketing expenses as the result of the transfer of this channel to Cypher. The period ending March 31, 2012, also includes non cash contractor expenses of $60,000 associated with stock bonuses.

General and Administrative Expenses. General and administrative expenses were $764,000 for the nine months ended March 31, 2012, compared to $793,000 for the nine months ended March 31, 2011.  The period ending March 31, 2012 and March 31, 2011, respectively, includes non cash expenses of $542,400 and $546,500 associated with non cash compensation (payments for various services were made in stock or bridge loan securities which were subsequently converted to Preferred D stock) for directors, the CEO, and other individuals. The decrease relates primarily due to the reduction of overhead as the result of eliminating certain expenses which are no longer necessary as they are being paid directly or indirectly by Cypher or other customers or partners, partially offset by professional fees of $86,000 related to this Form 10 registration statement.

Other Income (Expense), Net. Net other expense was $36,000 for the nine months ended March 31, 2012, compared to net other expense of $423,000 for the nine months ended March 31, 2011. The net decrease was primarily due to our reduction in interest expense as the result of the conversion of all prior debt outstanding to equity during June, 2011.

Comparison of the Year Ended June 30, 2011 to the Year Ended June 30, 2010

	Year Ended June 30,		Percentage
($s in thousands)	2011	2010	Change
Revenues	$563	$254	122%
Cost of product revenues	501	189	165%
Research and development costs	594	742	(20)%
Sales and marketing expenses	604	359	68%
General and administrative expenses	981	897	9%
Other income (expense), net	(614)	(354)	73%
Net loss	(2,731)	(2,287)	(19)%

Revenues. Revenues were $563,000 for the year ended June 30, 2011, compared to $254,000 for the year ended June 30, 2010, an increase of 122%. Sales consisted primarily of Beamz Player and Beamz Pro products. The increase in sales was primarily due to increasing awareness of these products in fiscal 2011, which was the result of our sales and marketing efforts - including the presence of our products in a number of major catalogs (ie. Brookstone and Xtreme Geek) and internet distribution of a range of videos featuring consumers and DJs playing the Beamz.

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Cost of Product Revenues. Cost of product revenues was $501,000 for the twelve months ended June 30, 2011, compared to $189,000 for the twelve months ended June 30, 2010. The increase in cost of product revenues was due to higher revenues as well as start up cost associated with the introduction of our second generation product.

Research and Development Costs. Research and development costs were $594,000 for the year ended June 30, 2011, compared to $742,000 for the year ended June 30, 2010, a decrease of $148,000, or 20%. This decrease was due primarily to the completion of the second generation Beamz product in fiscal 2010.

Selling and Marketing Expenses. Selling and marketing expenses were $604,000 for the year ended June 30, 2011, compared to $359,000 for the year ended June 30, 2010. The increase was due primarily to the commercial launch of our second generation Beamz Product, and the entry into a number of retail channels

General and Administrative Expenses. General and administrative expenses were $981,000 for the twelve months ended June 30, 2011, compared to $897,000 for the twelve months ended June 30, 2010. The increase of $84,000, or 9%, relates primarily to the increase in revenues. The general and administrative expense as a percentage of revenues as of June 30, 2011 is lower due to the relatively fixed nature of these expenses. Major components of the general and administrative expenses include non-cash consulting, director, and CEO fees (e.g. payments for various services were made in bridge loan securities which were subsequently converted to Preferred D stock) of about $665,600 and $532,500, respectively, for the years ending June 30, 2011 and June 30,2010. These expenses were spread over 20 different consultants/parties. Other general and administrative expenses include office expenses, meals and entertainment, legal and accounting, insurance, licenses and fees, and miscellaneous.

Other Income (Expense), Net. Net other expense was $(614,000) for the year ended June 30, 2011, compared to net other expense of $(354,000) for the year ended June 30, 2010. The other income (expense) was primarily interest expense. The increase in interest expense relates to interest on increased borrowings. We issued notes payable in the aggregate principal amount of $1.5 million throughout fiscal 2011. Those notes, in addition to the debt outstanding on June 30, 2010, were converted into equity in June 2011.

Liquidity and Capital Resources

Our principal liquidity from inception (2001) to March 31, 2012, came from the sale of equity interests and debt financing.  We issued 14,019,079 common shares related to the issuance of Common Stock and the conversion of all shares of Series A, A-1, B, and C Convertible Preferred into Common Stock.  We have issued $6,730,208 of notes payable with interest rates between 8% and 10%, which was subsequently converted to Series D Convertible Preferred Stock in June of 2011. As of March 31, 2012, total paid in capital equaled $11,670,179.  During fiscal 2011, we have used approximately $1,500,000 to fund operations.

As discussed above, we anticipate incurring significant expenditures during 2012 and 2013 to pursue our planned business operations including additional research and development of products and technology.  Our ability to execute on these plans is dependent on our ability to generate additional investment proceeds.  In the event that we are unable to raise the necessary funds, we will have to modify our current business plans and may not be able to attract the customers necessary to generate positive income from operations in such case; the business plan would have to be modified to address the funding issues.

The past operating expenses and cash needs are not indicative of our current planned operations, as we are moving from a development stage company to an operating business. Our plan may require substantially more cash to operate depending upon how quickly new product sales and new distribution channels can be established. However, if funding is not secured, we will be scaled back proportionately. At this time, we are dependent on outside funding to support our operations and anticipate we will need outside funding for at least the next twelve to twenty four months to support our business model.  If we are unable to obtain continued outside funding, our operations would be severely impacted and it may not be possible to remain in business.  Given current operations, traditional debt financing is not likely and we will have to continue to rely on equity or debt investments for outside non-banking sources.

Given the present circumstances and our dependence on additional financing, our auditors have included an explanatory paragraph regarding the uncertainty of whether we will be able to continue operations as a going concern in their opinion addressing our financial statements for the years ended June 30, 2011 and 2010.

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Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk for changes in interest rates relates to our cash equivalents on deposit in demand deposit accounts and certificates of deposit. The primary objective of our cash investment activities is to preserve principal while at the same time maximizing the income we receive from our invested cash without significantly increasing risk of loss. We do not currently use derivative financial instruments. Our cash and investments policy emphasizes liquidity and preservation of principal over other portfolio considerations. Substantially all of our transactions have been denominated in United States dollars, accordingly, we do not have any material exposure to foreign currency rate fluctuations.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board, or FASB, issued additional guidance on fair value measurements. The updated guidance provides a consistent definition of fair value and aligns the fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards, or IFRS, amends certain guidance primarily related to fair value measurements for financial instruments, and enhances disclosure requirements particularly for Level 3 fair value measurements. The guidance is effective prospectively for fiscal years beginning after December 15, 2011 and interim periods within those years. Early adoption is permitted. We do not expect the adoption of this guidance will have a material impact on our financial statements.

In June 2011, the FASB issued new accounting guidance related to the presentation of comprehensive income that increases comparability between U.S. GAAP and IFRS. This guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements, eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. Public entities are required to apply this guidance for fiscal years and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. We do not believe the adoption of this guidance will materially impact our results of operations or financial position.

As an emerging growth company under the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

Given the present circumstances and our dependence on additional financing, our auditors have included an explanatory paragraph regarding the uncertainty of whether we will be able to continue operations as a going concern in their opinion addressing our financial statements for the years ended June 30, 2011 and 2010.

Item 3. Properties

We do not own any real property. We lease approximately 750 square feet of space from Arizona Design LLC for $1000/month, and share space with our development partner, Hotwire Development LLC. This lease may be terminated at any time by either party. We believe that our current facilities are sufficient to meet our needs for the foreseeable future.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of June 11, 2012, regarding the beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our Common Stock or preferred;

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•	each of our directors;

•	each of our named executive officers; and

•	all our directors and executive officers as a group.

Percentage ownership calculations for beneficial ownership are based on 14,019,080 shares of Common Stock and 802,940 shares of Series D Convertible Preferred Stock outstanding as of June 11, 2012.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the “SEC”). These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options and warrants, or conversion of shares of preferred stock or convertible debt, that are either immediately exercisable or exercisable within 60 days of June 11, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible shares or notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock		Preferred Stock
Name (1)	Number of Shares Beneficially Owned	Beneficial Ownership Percentage (2)	Number of Shares Beneficially Owned	Beneficial Ownership Percentage (2)	Total Voting Power (3)
5% Stockholders
New Vistas Investment Corp. (4)	4,065,246	27.06%	97,796	12.18%	18.44%
CJMO, LLC (5)	2,168,643	14.24%	121,532	15.14%	9.84%
Bob Flowers (6)	2,627,209	17.65%	85,646	10.67%	11.92%
TM 07 Investments, LLC (7)	1,811,496	12.54%	35,256	4.39%	8.22%
CRM 008 Trust (8)	1,124,520	7.98%	6,810	0.85%	5.10%
La Luz LLC (9)	887,374	6.33%	76	0.01%	4.02%
Oak Stream Investors II, Ltd. (10)	866,169	5.93%	58,019	7.23%	3.93%

Directors and Named Executive Officers
Charles R. Mollo (11)	10,163,304	64.54%	262,701	32.72%	45.98%
Jeff Doss (12)	557,060	3.91%	24,153	3.01%	2.53%
Jerry Riopelle (13)	552,410	3.89%	16,590	2.07%	2.51%
Richard Dahlson (14)	217,586	1.54%	8,480	1.06%	0.99%
Al Ingallinera (15)	649,632	4.56%	24,230	3.02%	2.95%
Thomas F. Gardner (16)	1,020,474	7.02%	51,750	6.45%	4.63%
Jeffrey R. Harris (17)	5,204,797	32.25%	139,135	17.33%	23.61%
Joan Brubacher (18)	90,323	0.64%	3,018	0.38%	0.41%
All directors and executive officers as a group (8 persons)	14,390,340	83.72%	429,243	41.28%	47.11%

(1)	The address of each officer, director and 5% stockholder listed below is c/o Beamz Interactive, Inc., 15354 North 83rd Way Suite 102, Scottsdale, AZ 85260.

(2)	Beneficial ownership is calculated in accordance with SEC rules and regulations. For the purpose of computing the percentage ownership of each beneficial owner, any securities that were not outstanding but that were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	Reflects the total voting power of such person or entity when both Common Stock and preferred stock vote together as a single class, on an as-converted, fully diluted basis.

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(4)	Includes 977,958 shares issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 25,000 shares issuable upon exercise of warrants. Mr. Mollo, our President, CEO and Chairman, serves as the trustee of trusts owning a total 73.36% of the issued and outstanding stock of New Vistas Investment Corp., and Mr. Harris, a member of our Board, owns 24.13% of the issued and outstanding stock of New Vistas Investment Corp. and serves as the President, of New Vistas Investment Corp.

(5)	Includes 1,215,322 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock. Mr. Mollo serves as a manager of CJMO, LLC.

(6)	Includes 856,461 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 2,535 shares of Common Stock issuable upon exercise of warrants.

(7)	Includes 352,562 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 750 shares of Common Stock issuable upon the exercise of stock options and 77,150 shares of Common Stock issuable upon exercise of warrants. Mr. Mollo serves as a trustee of trusts owning 100% of the membership interests of TM07 Investments, LLC, and also serves as a manager of TM07 Investments, LLC.

(8)	Includes 68,100 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock as well as 400 shares issuable upon exercise of warrants. Mr. Mollo serves as a trustee of CRM 008 Trust.

(9)	Includes 756 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock. Mr. Mollo serves as a trustee of CRM 008 Trust, which owns 100% of the issued and outstanding membership interests of La Luz LLC.

(10)	Includes 580,194 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 2,517 shares issuable upon exercise of warrants.

(11)	Includes all shares beneficially owned by the following entities over which Mr. Mollo may be deemed to exercise voting or dispositive control: New Vistas Investment Corp. (see footnote (5) above), CJMO, LLC, TM 07 Investments, LLC (see footnote (7) above), CRM 008 Trust (see footnote (8) above), and La Luz LLC. Also includes (i) 106,021 shares of Common Stock (including 12,310 shares issuable upon conversion of shares of Series D Convertible Preferred Stock) beneficially owned by JLM 008 Trust for which Mr. Mollo disclaims beneficial ownership, (ii) 2,900 shares of Common Stock issuable upon the exercise of warrants held by TM 07 Investments, LLC, and (iii) 400 shares of Common Stock issuable upon the exercise of warrants held by CRM 008 Trust.

(12)	Includes 84,802 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 339,476 shares of Common Stock (including 156,731 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock) beneficially owned by Hotwire Development, LLC, over which Mr. Doss may be deemed to exercise voting or dispositive control.

(13)	Includes 165,900 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock.

(14)	Includes 84,802 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock.

(15)	Reflects 407,333 shares of Common Stock (including 242,299 shares issuable upon conversion of shares of Series D Convertible Preferred Stock) owned by Evolution Marketing, Inc., over which Mr. Ingallinera may be deemed to exercise voting or dispositive control.

(16)	Includes 517,496 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, as well as 8,100 shares of Common Stock issuable upon exercise of warrants.

(17)	Reflects shares owned by New Vistas Investment Corp. (see footnote (4) above), over which Mr. Harris may be deemed to exercise voting or dispositive control, and includes a total of 1,391,352 shares issuable upon conversion of shares of Series D Convertible Preferred Stock.

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(18)	Includes 30,180 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock.

To our knowledge, there exists no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control.

Item 5. Directors and Executive Officers

The following table sets forth information about our directors and executive as of April 16, 2012.

Name	Age	Position(s)
Directors and Executive Officers
Charles R. Mollo	61	President, Chairman of the Board and Chief Executive Officer
Albert J. Ingallinera Jr.	42	Vice President Product Management and Business Development
Jeff Doss	50	Director
Jerry Riopelle	70	Director
Thomas F. Gardner	52	Director
Jeffrey R. Harris	63	Director
Richard F. Dahlson	53	Director
Joan Brubacher	58	Director

MANAGEMENT AND ORGANIZATION

Management Team

Charles R. Mollo, CEO – Charlie Mollo has served as a director since 2007, and as our President, Chairman of the Board and CEO since January of 2009, and is responsible for the overall management of our business strategy including development of product sales channels, marketing, finance and product development. As a successful business leader, Mr. Mollo has worked in a number of industries including wireless telecommunications, consumer electronics, computers, child care and real estate, growing privately-owned entrepreneurial start-up organizations into leading publicly-traded companies. His management experience with mergers and acquisitions, financing, venture capital, strategic planning and technology, and his passion for music have earned him his role as our leader and CEO.

Prior to joining Beamz Interactive, Mr. Mollo was a co-founder and Chairman, President and CEO of Mobility Electronics, Inc. (now iGo, Inc.), a NASDAQ company focused on developing and marketing innovative products for the converging mobile electronics industry from May 1995 to June 2007 (from June 2007 until January of 2009, Mr. Mollo primarily managed his person investments and consulted with various parties). Mr. Mollo also helped build Alliance Telecommunications Corporation in the late 1980s and early 1990s. This wireless telecommunications company went from start-up to just under $100 million in revenues, and was successfully sold in July 1992 to a New York Stock Exchange listed company. Other notable accomplishments include the management of a variety of venture investments, including a $150 million venture capital fund for Meadows Resources, and managing New Vistas Investments Corporation, a New Mexico real estate and investment company, Mr. Mollo has an MBA from the University of New Mexico, a Master’s in Electrical Engineering from Newark College of Engineering, NJ Institute of Technology and a Bachelor’s in Electrical Engineering from Manhattan College.

Albert J Ingallinera Jr., VP Product Management and Business Development – Joining Beamz Interactive in March of 2009 as Vice President, Product Management and Business Development, Mr. Ingallinera is responsible for leading product management and marketing, including messaging, advertising and public relations, channel marketing and website development and management. Mr. Ingallinera has more than 20 years experience launching new hardware and software technology products into consumer, business and vertical markets.

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Prior to Beamz Interactive, Mr. Ingallinera was the Vice President of Sales and Marketing for Ambir Technology, Inc., a digital imaging product manufacturer and scanner software provider, from January 2003 to April 2009. In this role, Mr. Ingallinera contributed to the establishment of Ambir as a leading provider of ID card imaging and scanning technology products in the healthcare market through branding, event marketing and business development initiatives. Mr. Ingallinera ventured into the mobile computer world in 1998, when he took a sales and product marketing position with CNF Mobile Solutions, a PC notebook peripheral manufacturer. He eventually moved to Mobility Electronics, Inc. (now iGo, Inc.), where he became the Director of Corporate Marketing and Market Development. Since 1991, Mr. Ingallinera has worked with leading computer product technology manufacturers, distributors and resellers, holding various leadership positions in sales, marketing, business development and product management. Other past employers include Iomega Corporation and Merisel Corporation. Mr. Ingallinera received a Bachelor in Business Administration degree from the University of San Diego and an MBA from the University of Maryland’s Robert H. Smith Business School.

Board of Directors

Jeff Doss - As founder, President and CEO of Hotwire Development, LLC, an industrial design and product development company, Mr. Doss has built a solid reputation in consumer and mobile computing product markets. Since December of 2005, Mr. Doss has also served as CEO of ShowerStart, LLC, an innovative water and energy saving green company that produced a patented state-of-the-art showerhead. Prior to forming Hotwire in December of 2002, Mr. Doss worked as the Co-Founder, VP Product Development, Technology & Marketing for Mobility Electronics, Inc. (now iGo, Inc.). Prior to iGo, Mr. Doss worked with Mr. Mollo at Andrew Corporation where he developed a variety of wireless telecommunication accessories, and was the president and owner of Unitech Industries, Inc., a wireless telecommunications power and accessories company. Mr. Doss graduated from Arizona State University with a Bachelor of Science degree in Finance. Mr. Doss’s background and experience in leadership roles at a variety of technology companies, and his broad consumer electronics product development experience, allows him to provide valuable guidance to the Board in a variety of areas including strategy, product development, and management.

Jerry Riopelle - As the inventor of the Beamz, Mr. Riopelle has taken his 40 years of experience as an accomplished musician, songwriter and producer, and funneled it into the creation of the Beamz music system.

Mr. Riopelle started creating the Beamz music system in 2001 after many years of envisioning an instrument that could activate sound with laser beams. With Mr. Riopelle’s passion for making music, he envisioned an instrument that anyone could play, that would feature many dimensions of sound that would always work together no matter how they were combined and that would provide a new performance element for accomplished musicians like him.

Raised in Tampa, Florida, Mr. Riopelle moved to Los Angeles to begin his music career in the 1960s by learning the ropes of independent record production. After playing drums for the Hollywood Argyles he signed on as a staff songwriter for Screen Gems. Upon hearing a single Mr. Riopelle had written and produced with Clydie King titled, “The Thrill is Gone,” Phil Spector hired Mr. Riopelle as a staff writer and producer for Phillies Records.

Mr. Riopelle soon produced a Top 20 hit, “Home of the Brave,” recorded by Bonnie & The Treasures. He also produced Top 40 singles for recording artists April Stevens & Nino Tempo and The Parade. That success earned Mr. Riopelle a job as producer at A&M Records as well as a staff writing position at Irving Music. During that time he wrote and produced for The We Five, Brewer & Shipley, The Parade and Shango, and had songs covered by Herb Alpert, Leon Russell and later Kenny Loggins, Rita Coolidge, Meat Loaf and many others. During his years in Hollywood, Mr. Riopelle also wrote numerous songs and musical pieces for films and television shows.

Mr. Riopelle joined the Board in 2001, and his experience in the music industry provides the Board with a unique and valuable contacts and perspective on issues such as technology development, music and video production, strategy, and music licensing strategy.

Thomas F. Gardner – Mr. Gardner is the founder of Gardner Real Estate Company. As a commercial real estate entrepreneur, broker and investor since 1983, Mr. Gardner seeks out opportunities to fund and invest in innovative technology. Mr. Gardner joined the board in late 2008.

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Upon graduation from Arizona State University in 1982, Mr. Gardner obtained a Series 3 license and traded commodity futures. After a year, he was offered a Marketing Director position with a medium-sized development company, and relocated to Dallas to establish its Texas office. At the same time, he obtained a Texas real estate license and began his nearly three-decade adventure in commercial real estate brokerage, investment, and, ultimately, development.

After 10 years in Dallas, Mr. Gardner returned to Phoenix and established Gardner Real Estate Company, of which he has served as a principal since 1993. An Arizona licensed, full-service commercial real estate brokerage, its varied completed transactions range from the sale of Mirabel, a 1000 acre luxury golf course community in far north Scottsdale, to the Villages of Queen Creek, another golf course community located in the far southeast valley, and other deals located geographically in between. Gardner Real Estate Company has evolved over time into a consulting firm as well, for services ranging from bankruptcy guidance to land entitlement to asset management. It also served as the development vehicle for investment in and construction of a large mixed-use project named Villa Pallavicini, in Chandler, Arizona.

Mr. Gardner has been active in various fund raising activities for Arizona State University. Initially he was instrumental in raising $1 million to establish the endowment for the Furst Private Equity program in the College of Business, and has since been heavily involved in the Sun Angel Foundation, acting as Chair of the Sun Angel Foundation Committee, and creator and Chairman of several significant event committees responsible for raising in excess of another $1 million.

Mr. Gardner’s financial background and investment experience provide the Board a valuable perspective on a variety of financial and operational matters.

Jeffrey R. Harris - Jeff Harris is a proven executive manager with a technical engineering background and an established track record of managing people and processes to identify, define, develop and achieve goals and objectives. Mr. Harris joined the Board in April 2010, and brings to the Board a perspective and expertise developed as the result of a broad range of general management, board, financing, investment, M & A, and strategic planning experience in a number of industries including the following areas:

•	Consumer electronics

•	Electric power production and delivery

•	Real estate development and management

•	Contract negotiations and administration

•	Environmental approvals and licensing

•	Regulatory, financial and legal compliance

•	Accounting and tax issues

Since March of 1993, Mr. Harris has served as President of New Vistas Investment Corp., a technology investment and real estate development and management company in Albuquerque, New Mexico. He is also an active angel investor and practicing consultant in a number of local entrepreneurial start-up companies. He has served on the board of directors of several companies and organizations, including Advent Solar, iGo, Inc. and the Border Trade Alliance.

Mr. Harris is a registered professional engineer in the state of New Mexico. He previously retired from Public Service Company of New Mexico in 2002, where he had worked since 1972, most recently as Director, International Business Development.

Richard F. Dahlson - Richard Dahlson is a partner at Jackson Walker L.L.P., a 300+ lawyer law firm headquartered in Dallas, Texas, where he has been employed since 1984. Mr. Dahlson is head of Jackson Walker’s Corporate and Securities practice group, and has served on the Board since 2009. Mr. Dahlson’s broad practice— consisting of private and public company transactional work, including leveraged buy-outs, mergers and acquisitions, public offerings and hedge-fund, private equity and venture capital financing, focusing on the high-tech and telecommunications markets—allows him to provide the Board with unique and valuable insights from both a legal and business perspective. Mr. Dahlson received his B.S.B.A. degree, magna cum laude, from the University of Minnesota in 1981, and his J.D. degree, cum laude, from the University of Wisconsin in 1984.

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Joan Brubacher

Ms. Brubacher, who joined the Board in March of 2012, has served as a principal and Chief Financial Officer at Resolute Commercial Services since October of 2009. Prior to joining Resolute, Ms. Brubacher served as an outside consultant for various companies from February 2009 to October 2009. Ms. Brubacher served as the Executive Vice President and Chief Financial Officer for iGo, Inc., where she was a member of the team that took the company public in 2000, until February of 2009. Prior to her tenure at iGo, Ms. Brubacher was employed at several private small and start-up companies where she served as Controller, Chief Financial Officer and Chief Operating Officer. She started her career on the audit staff of Ernst & Whinney (now Ernst & Young). She holds a Bachelor of Science Degree in Business Administration with Concentration in Accounting from Kansas State University. Ms. Brubacher brings the Board valuable public company and CFO experience and insight on a broad range of financial and operational issues.

None of the officers or directors listed above have been involved with or subject to, in the last ten years, any of the legal matters set forth under Item 401(f) of Regulation S-K.

Item 6. Executive Compensation

Summary Compensation Table

The following table shows the compensation awarded or paid to, or earned by (i) our Principal Executive Officer and Principal Financial Officer, and (ii) our only other officer for whom such disclosure may be deemed to be required by Item 402 of Regulation S-K, for the years ended June 30, 2011and 2010. We refer to these officers in this registration statement as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Nonequity incentive compen- sation ($)	Non- qualified deferred compen- sation earnings ($)	All other compen- sation ($)	Total ($)
Charlie R. Mollo, Principal Executive Officer and Principal Financial Officer	2011	119,820	[1]	—	180	[2]	—	—	—	—	120,000
	2010	118,818	[1]	—	3,374	[3]	—	—	—	—	122,192
Albert J. Ingallinera Jr., VP Product Management and Business Development	2011	72,000	[4]	—	432	[5]	—	—	—	—	72,000
	2010	—		—	4,311	[6]	—	—	—	—

1 Promissory notes were issued to TM 07 Investments, LLC, an entity controlled by Mr. Mollo, in lieu of a like amount of cash compensation owed for services provided in 2010 and 2011. The promissory notes were subsequently exchanged for shares of Series D Convertible Preferred Stock.

2 Reflects 180,000 shares of Common Stock issued at a price of $0.001 per share, in lieu of $180 in cash compensation owed for services.

3 Reflects 168,686 shares of Series C Preferred Stock issued at a price of $0.02 per share, in lieu of $3,374 in cash compensation owed for services.

4 Reflects $72,000 in compensation payable to Evolution Marketing, Inc., $24,000 of which remains unpaid and outstanding.

5 Reflects 431,563 shares of Common Stock issued at a price of $0.001 per share, in lieu of $432 in cash compensation owed for services.

6 Reflects 215,547 shares of Series C Preferred Stock issued at a price of $0.02 per share, in lieu of $4,311 in cash compensation owed for services.

Outstanding Equity Awards at June 30, 2011

As of June 30, 2011, there were outstanding no unvested stock awards, or other outstanding equity awards held by our named executive officers that would be required to be disclosed pursuant to Item 402(p) of Regulation S-K, other than the unexercised options set forth below.

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	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles R. Mollo(1)	750	—	—	$.50	December 19, 2017

(1) Issued to TM 07 Investments, LLC, an entity controlled by Mr. Mollo.

Option Exercises

None of our named executive officers exercised stock options in fiscal 2011 or 2010.

Consulting Agreements

The Company has entered into a consulting agreement with Evolution Marketing, Inc., pursuant to which it has paid for the services of Albert J. Ingallinera, Jr., our Vice President of Product Management and Business Development. As described above, a total of $72,000 was payable by the Company to Evolution Marketing, Inc. in respect of Mr. Ingallinera’s services for the year ended June 30, 2011, $24,000 of which remains outstanding as of June 11, 2012.

For services provided by Charles R. Mollo as President and CEO of the Company, TM 07 Investments, LLC receives $120,000 per year in non-cash compensation. In 2010 the yearly compensation was in the form of a note and Series C Preferred Stock that were issued on the same terms as a then current financing as described in Item 7 under the heading “Series C Convertible Preferred Stock and 2009 Senior Secured Promissory Notes”. The outstanding principal and interest under the note and Series C Convertible Preferred Stock were later converted into Series D Convertible Preferred Stock pursuant to the terms also set forth under that heading. In 2011 the yearly compensation was in the form of a bridge note and Common Stock that was issued upon the same terms as a then current financing as described in Item 7 under the heading “2010 – 2011 Bridge Loans”. The principal and interest of the note was later converted into Series D Convertible Stock pursuant to the terms also set forth under that heading.

2011 Director Compensation

The following table sets forth information with respect to the compensation of our directors in 2011. (As no option award, non-equity incentive plan compensation, or non-qualified deferred compensation was granted to a director in 2011, columns (d), (e), and (f) of the table required by Item 402(r) of Regulation S-K have been omitted.)

	Fees Earned or		Stock Awards		All Other
Name	Paid in Cash ($)		($)		Compensation ($)	Total ($)
Richard Dahlson	$24,962.50	[1]	$37.50	[2]	$—	$25,000
Jeff Doss	24,962.50	[1]	37.50	[2]	—	25,000
Thomas Gardner	24,962.50	[1]	37.50	[2]	—	25,000
Jeffrey Harris	24,962.50	[1]	37.50	[2]	—	25,000
Charlie Mollo	24,962.50	[1]	37.50	[2]	—	25,000
Jerry Riopelle	24,962.50	[1]	37.50	[2]	—	25,000

1 A promissory note in the amount of $24,962.50 was issued in lieu of a like amount of cash compensation owed for board service. The promissory note was subsequently exchanged for shares of Series D Convertible Preferred Stock.

2 Represents 37,500 shares of Common Stock issued at a price of $0.001 per share, in lieu of $37.50 in cash compensation owed for board service.

In calendar 2011 members of our Board of Directors received an annual fee of $25,000 for their service on the Board. This fee was paid in the form (i) a promissory note in the principal amount of $23,962.50 and (ii) shares of common stock valued at $37.50. As disclosed above, these promissory notes were subsequently exchanged for shares of Series D Preferred Stock.

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Benefit Plans

2004 Incentive Compensation Plan. We adopted the 2004 Incentive Compensation Plan and amended it on December 19, 2007 to enable us to attract, retain and motivate our officers, directors, employees and consultants. Of the 750,000 shares of Common Stock that were eligible for issuance pursuant to awards made under this plan, 31,575 shares of Common Stock were subject to options outstanding as of December 31, 2011. As of such date, the outstanding options had a weighted average exercise price of $50.00 per share and had expiration dates ranging from October 18, 2017 to October 18, 2018. Although this plan remains in effect and options under the plan remain outstanding, we ceased making awards under the plan upon the adoption of our 2009 Incentive Compensation Plan.

2009 Incentive Compensation Plan. We adopted our 2009 Incentive Compensation Plan on January 27, 2009, and subsequently amended the plan on December 7, 2009, and January 31, 2012. The principal purpose of the plan was to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. Of the 1,150,000 shares of Common Stock that were eligible for issuance pursuant to awards made under the 2009 Incentive Compensation Plan, as of April 16, 2012, 750,906 shares had been issued pursuant to the Plan.

2009 Deferred Compensation Plan. We adopted our Non-Qualified Deferred Compensation Plan on February 23, 2009. The principal purpose of the plan was to allow for the payment to officers and employees certain deferred compensation in compliance with Internal Revenue Code Section 409A.

Effect of Change of Control.  Upon the occurrence of a change of control, the Board of Directors may:

•	accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award under the 2004 and 2009 Incentive Compensation Plans;

•	cancel such awards for fair value (as determined by the compensation committee); and

•	provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2004 and 2009 Incentive Compensation Plans, as determined by the Board of Directors or a designated committee

The Deferred Compensation Plan provides that with respect to plan participants, plan distributions are to be made upon “a majority [c]hange in ownership of the [C]ompany.”

Item 7. Certain Relationships and Related Transactions, and Director Independence

Related Person Transactions

The following is a description of transactions since July 1, 2008, or currently proposed, to which we have been or will be a participant, in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years, and in which any of our executive officers, directors or principal stockholders, including their immediate family members, had or will have a direct or indirect material interest:

Conversion of April 2008 Notes

On October 1, 2010 we entered into Conversion Agreements to convert the outstanding principal and interests of certain loans made by us in April 2008 into our Series D Convertible Preferred Stock, including such an agreement with the related party set forth below. That agreement converted each $10 of outstanding principal and interest under that loan into 1 share of our Series D Convertible Preferred Stock. The value of the Series D Convertible Preferred Stock at the time it was issued was $10 per share. Subsequently, pursuant to our Fourth Amended and Restated Certificate of Incorporation the required number of holders of the Series D Convertible Preferred Stock have consented to the automatic conversion of the Series D Convertible Preferred Stock into Common Stock upon the closing of $2,000,000 or more in a private placement, which closing has not occurred as of the date of this Form 10. If such closing does occur, each share of the Series D Convertible Preferred Stock will automatically convert into 10 shares of our Common Stock.

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Name of Related Party	Original Amount of Loan	Total Amount of Interest Accrued and Converted	Total Value of the Loan Transaction as of Date of Conversion of Loan	Series D Convertible Preferred Stock Issued Upon Conversion of the Outstanding Principal and Interest under the Loan
TM07 Investments, LLC (1)	$225,000	$79,234	$304,234	30,423

(1) Mr. Mollo, our President, Chairman and CEO serves as a trustee of trusts owning 100% of the membership interests of TM07 Investments, LLC and also serves as a manager of TM07 Investments, LLC.

Series C Convertible Preferred Stock and 2009 Senior Secured Promissory Notes

On January 28, 2009, we entered into a Stock Purchase, Loan and Security Agreement, as amended, whereby we issued shares of our Series C Convertible Preferred Stock at a price of $.02 per share and also issued Senior Secured Promissory Notes with an interest rate of 10% per annum. Thereafter we entered into Agreements to Convert by the Holders of Series C Convertible Preferred Stock dated July 9, 2010, which converted each 1 share of our Series C Convertible Preferred Stock into 1 share of our Common Stock, including such agreements with the related parties set forth in the table below. We also entered into Conversion Agreements dated as of October 1, 2010 that converted the outstanding principal and interest under the Senior Secured Promissory Notes described above into shares of our Series D Convertible Preferred Stock, including such agreements with the related parties set forth in the table below. The value of the Series D Convertible Preferred Stock at the time it was issued was $10 per share.

Name of Related Party	Original Amount of Senior Secured Promissory Notes	Total Amount of Interest Accrued and Converted	Value of Series C Convertible Preferred Stock Issued	Total Value of Transaction to Date on the Date of Conversion	Series D Convertible Preferred Stock Issued Upon Conversion of the Outstanding Principal and Interest of the Senior Secured Promissory Notes	Common Stock Issued Upon Conversion of the Series C Convertible Preferred Stock
CJMO, LLC (1)	$173,278	$31,614	$4,920	$209,812	20,489	246,001
CRM 008 Trust (2)	$132,021	$26,570	$3,767	$162,358	15,859	188,340
Jeffrey R. Harris	$291,371	$42,965	$8,273	$342,609	33,434	413,657
JLM 008 Trust (3)	$66,011	$13,365	$1,874	$81,250	7,938	93,715
New Vistas Investments Corp. (4)	$396,064	$56,793	$11,246	$464,103	45,286	562,288
TM 07 Investments (5)	$362,904	$66,102	$10,341	$439,347	42,902	517,034

(1) Mr. Mollo, our President, Chairman and CEO, serves as a manager of CJMO, LLC.

(2) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of CRM 008 Trust.

(3) JLM 008 Trust is controlled by the wife of Mr. Mollo.

(4) Mr. Mollo, our President, Chairman and CEO, serves as the trustee of trusts owning a total of 73.36% of the issued and outstanding stock of New Vistas Investment Corp., and Mr. Harris, one of our Directors, owns 24.13%, and serves as the President, of New Vistas Investment Corp.

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(5) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of trusts owning 100% of the membership interests of TM07 Investments, LLC and also serves as a manager of TM07 Investments, LLC.

2010 – 2011 Bridge Loans

Between July 2010 and May 2011, we entered into Bridge Loan, Stock Purchase and Security Agreements, including such agreements with the related parties set forth in the table below. The interest rate on the Senior Secured Bridge Promissory Notes thereunder was 10% per annum. In connection with that transaction parties who provided services to us received shares of Common Stock at the rate of 1½ shares for each dollar invested and parties who invested cash received shares of Common Stock equal to 5 shares for each dollar invested. A total of 7,993,904 shares of Common Stock were issued at a purchase price of $0.001 per share. For parties who invested cash, the transaction also included additional payments to be made in amounts equal to 2 times the original principal amount of each loan upon the sale of the Company, which includes a sale by our stockholders of all or substantially all of our issued and outstanding capital stock, a sale by us of all or substantially all of our assets in a negotiated transactions or our liquidation or dissolution. A sale of the Company has not occurred and, therefore, no such additional payments have been made at this time. Pursuant to a Bridge Notes Conversion Agreement dated as of May 15, 2011, each $10.00 of outstanding principal and accrued, but unpaid, interest under the Secured Bridge Promissory Notes was converted into 1 share of our Series D Convertible Preferred Stock. The table below sets forth the number of shares of Series D Convertible Preferred Stock issued to related parties upon that conversion—a total of 800,440 shares (which, together with an additional 2,500 issued on October 11, 2011 and disclosed under Item 10 below, constitute all of the 802,940 issued and outstanding shares of Series D Convertible Preferred Stock. The value of the Series D Convertible Preferred Stock at the time it was issued was $10 per share. Pursuant to our Fourth Amended and Restated Certificate of Incorporation the required number of holders of the Series D Convertible Preferred Stock have consented to the automatic conversion of the Series D Convertible Preferred Stock into Common Stock upon the closing of $2,000,000 or more in a private placement, which closing has not occurred as of the date of this Form 10. If such closing does occur each share of the Series D Convertible Preferred Stock will automatically convert into 10 shares of our Common Stock.

Name of Related Party	Original Amount of Principal of Bridge Loan	Total Amount of Interest Paid	Total Amount of Common Stock Issued in Connection with the Bridge Loan	Value of Common Stock Issued in Connection with the Bridge Loan	Total Value of the Bridge Loan Transaction to Date	Series D Convertible Preferred Stock Issued Upon Conversion of the Outstanding Principal and Interest under the Bridge Loan	Amount of Additional Payment to be made upon satisfaction of Certain Conditions(6)
CJMO, LLC(1)	$99,500	$5,521	500,000	$500	$105,521	10,502	$199,000.00
CRM 008 Trust (2)	$213,925	$2,474	1,075,000	$1,075	$217,474	21,640	$427,850.00
La Luz LLC (3)	$213,925	$8,831	1,075,000	$1,075	$223,831	22,276	$427,850.00
New Vistas Investment Corp. (4)	$497,500	$27,601	2,500,000	$2,500	$527,601	52,510	$995,000.00
Jeffery R. Harris	$74,713	$4,345	287,500	$288	$79,346	7,906	$99,500
TM07 Investments (5)	$144,783	$5,990	217,500	$218	$150,991	15,077	—

(1) Mr. Mollo, our President, Chairman and CEO, serves as a manager of CJMO, LLC.

(2) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of CRM 008 Trust.

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(3) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of CRM 008 Trust, which owns 100% of the issued and outstanding membership interests of La Luz LLC.

(4) Mr. Mollo, our President, Chairman and CEO, serves as the trustee of trusts owning a total 73.36% of the issued and outstanding stock of New Vistas Investment Corp., and Jeffrey R. Harris, a member of our Board, owns 24.13% and serves as the President of New Vistas Investment Corp.

(5) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of trusts owning 100% of the membership interests of TM07 Investments, LLC and also serves as a manager of TM07 Investments, LLC.

(6) These parties have subsequently orally agreed to convert the amount of such payment into shares of Common Stock at a conversion price of $1.00 per share.

2012 Bridge Loans

Between January and May 2012 we entered into Bridge Loan Agreements, including such agreements with the related parties set forth in the table below as of the date of this filing. The interest rate on the Bridge Promissory Notes thereunder was 10% per annum. In connection with those transactions we agreed to issue warrants to purchase 1 share of Common Stock for each $2 of principal amount of the Bridge Promissory Notes issued to the noteholders. The Bridge Loan Agreements provide that each noteholder shall have the option to convert any or all of the principal balance of, and accrued, but unpaid interest on, such noteholder’s Bridge Promissory Note into securities offered in an equity financing of the Company of $2,000,000 or more consummated after the date of the Bridge Loan Agreements at a 10% discount to the terms of such financing. The closing of such financing has not occurred as of the date of this Form 10. If we do not raise $3,000,000 or more before December 31, 2012, then the maturity date of the Bridge Promissory Notes automatically extends to the sooner of December 31, 2014 or when such funds are raised. In that case, additional warrants to purchase Common Stock at an exercise price of $0.02 per share shall be issued to each noteholder in an amount equal to 1 share of Common Stock for each $2 of principal amount of the Bridge Promissory Notes issued to the noteholders. No principal or interest has been paid on the Bridge Promissory Notes. The board of directors has authorized up to an aggregrate amount of $1.5 million in bridge loans. As of the date of this filing the Company has secured bridge loan financing of $310,000.

Name of Related Party	Original Amount of Principal of Bridge Loans	Total Amount of Interest Paid	Value of Common Stock Underlying Warrants	Total Value of the Bridge Loan Transaction to Date
TM 07 Investments, LLC(1)	$150,000	$0	$75,000	$150,000
New Vistas Investment Corp. (2)	$100,000	$0	$50,000	$100,000

(1) Mr. Mollo, our President, Chairman and CEO, serves as a trustee of trusts owning 100% of the membership interests of TM07 Investments, LLC and also serves as a manager of TM07 Investments, LLC.

(2) Mr. Mollo, our President, Chairman and CEO, serves as the trustee of trusts owning a total of 73.36% of the issued and outstanding stock of New Vistas Investment Corp., and Mr. Harris owns 24.13%, and serves as the President, of New Vistas Investment Corp.

Expenses

TM 07 Investments, LLC, a limited liability company controlled by Charlie Mollo, our President, Chief Executive Officer and Chairman of the Board paid various expenses on our behalf totaling $247,309.55 as of the date of this filing. the expenses were recorded in the periods incurred, and the liability to TM 07 Investments, LLC was recorded as an advance from a related party on the appropriate balance sheets.

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Board Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our Board of Directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Our board has concluded that 4 of our directors are independent.

Item 8. Legal Proceedings

In the ordinary course of our business, we may be subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We are not aware of any material pending legal proceedings to which we are a party or of which any of our properties is the subject.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

There is no established public trading market for our Common Stock.

As of June 11, 2012, we had 14,019,080 shares of Common Stock outstanding and 802,940 shares of Series D Convertible Preferred Stock outstanding that are convertible into 8,029,398 shares of Common Stock. We also have 28,675 Common Stock options and 130,099 Common Stock warrants outstanding.

Shares Eligible for Future Sale

Prior to this filing, our Common Stock has had no public market. If our stockholders sell substantial amounts of our Common Stock in the public markets following the filing of this Form 10, the prevailing market price of our Common Stock could decline which could adversely affect the prevailing market price and our ability to raise equity capital in the future.

All outstanding shares of our Common Stock are “restricted” shares as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 10,999,837 (79.12%) shares are held by affiliates (directors, officers and 10% holders), with the balance of such shares being held by non-affiliates.

The restricted shares held by non-affiliates will only become eligible for trading if the shares are registered or if an exemption from such registration is available.  If such shares are registered or an exemption is available, the shares, while not technically “unrestricted”, may be sold, transferred or otherwise traded in the public market without restriction, unless acquired by an affiliate or controlling stockholder of the Company. The exemption most commonly relied upon for resales of restricted securities from the registration requirements has been based on the provisions of Rule 144 of the Securities Act. Rule 144 will be available for those shares held for more than one year immediately upon the Company becoming a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shares of our Common Stock held for more than 6 months but less than one year will not be available for resale pursuant to Rule 144 until the Company has been subject to the reporting requirements of the Exchange Act for a minimum of 90 days, provided the Company remains current in its continuing filing obligations. As such, upon effectiveness of this Form 10, a total of 1,907,486 shares held by non-affiliates will be immediately available for resale, as will a total of 9,332,837 shares held by affiliates.

Stock Plans. We intend to file two registration statements on Form S-8 under the Securities Act following the effective date of this Form 10 to register the shares of our Common Stock that are issuable pursuant to our 2004 Incentive Stock Compensation Plan and 2009 Incentive Stock Compensation Plan. The Form S-8 registration statements are expected to become effective upon filing. Shares covered by the Form S-8 registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

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Holders

Our Common Stock is currently held by approximately 80 holders of record, while our Series D Convertible Preferred Stock is held by 37 holders of record.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. The payment of dividends will also be subject to the requirements of the Delaware General Corporation Law.

The following provides information with respect to securities to be issued with respect to our compensation plans as of June 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	29,825	$0.4867	7,175
Equity compensation plans not approved by security holders	__	__	__

Item 10. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since March 15, 2009, other than issuances or sales not included below but otherwise described above under “Item 6—Executive Compensation” and “Item 7—Certain Relationships and Related Transactions, and Director Independence—Related Person Transactions,” which descriptions are incorporated herein by reference.

As described above under “Item 7—Certain Relationships and Related Transactions, and Director Independence—Related Person Transactions”:

•            On October 1, 2010 we entered into Conversion Agreements to convert the outstanding principal and interests of certain loans made by us in April 2008 into our Series D Convertible Preferred Stock. That agreement converted each $10 of outstanding principal and interest under that loan into 1 share of our Series D Convertible Preferred Stock.

•            On January 28, 2009, we entered into a Stock Purchase, Loan and Security Agreement, under which, as subsequently amended, we issued, to certain affiliates and existing stockholders: (a) a total of 2,866,640 shares of our Series C Convertible Preferred Stock at a price valued at $.002 per share, as well as Senior Secured Promissory Notes with an interest rate of 10% per annum. Thereafter we entered into Conversion Agreements dated as of October 1, 2010 that converted the outstanding principal and interest under the Senior Secured Promissory Notes into shares of our Series D Convertible Preferred Stock.

38

•            Between July 2010 and May 2011, we entered into Bridge Loan, Stock Purchase and Security Agreements, pursuant to which we issued Senior Secured Bridge Promissory Notes with an interest rate of 10% per annum. Pursuant to a Bridge Notes Conversion Agreement dated as of May 15, 2011, each $10.00 of outstanding principal and accrued, but unpaid, interest under the Secured Bridge Promissory Notes was converted into 1 share of our Series D Convertible Preferred Stock.

     On June 1, 2011, a total of 800,440 shares of Series D Preferred Stock were issued upon conversion of a total of approximately $8,000,000 in principal and accrued interest outstanding under the loans, Senior Secured Promissory Notes, and Secured Bridge Promissory Notes described above.

      On June 1, 2011, the Company issued a total of 4,479,016 shares of Common Stock in exchange for the conversion of: (i) 29,640 shares of Series A Convertible Preferred Stock, (ii) 979 shares of Series A-1 Convertible Preferred Stock, (iii) 34,372 shares of Series B Convertible Preferred Stock, and (iv) 4,414,025 shares of Series C Convertible Preferred Stock.

      Since March 15, 2009, the Company has made the following issuances of its securities in exchange for services from unaffiliated third parties. The following list excludes issuances made in connection with the 2010–2011 Bridge Loans (and the conversion of those notes into a total of 800,440 shares of Series D Convertible Preferred Stock) and issuances to related persons previously disclosed in Item 7.

Common Stock
Number of Shares of
Date of issuance	Common Stock Issued
August 1, 2010	4,500
September 1, 2010	72,000
January 25, 2011	85,000
May 1, 2011	20,000
October 11, 2011	60,000
January 15, 2012	202,000
March 22, 2012	150,000

Series C Preferred Stock
Number of Shares of
Series C Preferred Stock
Date of issuance	Issued
April 27, 2009	5,000
May 1, 2009	35,143
August 1, 2009	15,000
August 6, 2009	42,172
November 1, 2009	16,869
December 1, 2009	60,000
January 1, 2010	33,000
February 1, 2010	34,057
April 1, 2010	9,000
June 1, 2010	20,000
July 1, 2010	10,000
October 1, 2010	60,000

Series D Convertible Preferred Stock
Number of Shares of
Series D Convertible
Date of issuance	Preferred Stock Issued
October 11, 2011	2,500

39

In January 2012, we began a private placement of our Common Stock and Common Stock warrants. No sales were made in that private placement and the private placement was subsequently terminated. In May 2012 we initiated a new private placement. That offering provides for the sale of up to 5,000,000 shares of Common Stock at $1 per share and includes 2,500,000 warrants to purchase Common Stock. The warrants are immediately exercisable, have a term of three years, and have an exercise price of $1.25 per share. As of the date of this filing, we have not received any proceeds in connection with this offering. The placement agent for the unit offering will receive a cash fee equal to 10% of the gross proceeds, as well as a warrant to purchase that number of shares of our Common Stock equal to 10% of the number of shares of our Common Stock issuable upon conversion of the notes and exercise of the warrants sold in the offering, at an exercise price of $1.00 per share.

As discussed above, we are currently also conducting a bridge loan financing of up to $1,500,000. Such loans will bear 10% interest, and will, upon completion of our $5 million private placement, be paid back or converted into the offering at 90% of the offering price. For each dollar loaned we will issue to the purchaser a warrant to purchase one-half (1/2) share of Common Stock at an exercise price of $0.02 per share. The warrants are exercisable until January 2, 2015. We had closed $310,000 of this bridge financing as of the date of this filing.

In January of 2012, we issued an aggregate of 150,000 shares of Common Stock as compensation for service on our Board (25,000 to each director serving at the time), and in March of 2012 we issued 25,000 shares of Common Stock to Joan Brubacher as compensation for service upon her joining the Board.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described above by virtue of Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was provided access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 11. Description of Registrant’s Securities to be Registered

As April 16, 2012, we had 50,000,000 authorized shares of Common Stock, $0.001 par value per share.

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, including those set forth below, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Subject to preferences that may be applicable to any then outstanding preferred stock, including those set forth below, in the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock outstanding or that we may designate in the future.

All of our outstanding shares of Common Stock are fully paid and nonassessable.

40

We currently have 802,940 shares of Series D Convertible Preferred Stock outstanding. Pursuant to our Fourth Amended and Restated Certificate of Incorporation, in the event of any liquidation, dissolution or winding up, the holders of Series D Convertible Preferred Stock shall be paid, prior and in preference to any distribution or payment of any of our assets or surplus funds to any holders of our Common Stock in an amount equal to $10.00 per share of Series D Convertible Preferred Stock plus any dividends accrued or declared but unpaid on such shares. In lieu of the foregoing the holders of Series D Convertible Preferred Stock shall have the option to convert such shares into our Common Stock at the conversion rate in effect immediately prior to the event of liquidation, dissolution or winding up. Each share of Series D Convertible Preferred Stock is currently convertible into 10 shares of our Common Stock. That rate is subject to adjustment as set forth on the Fourth Amended and Restated Certificate of Incorporation. The holders of our Common Stock and our Series D Convertible Preferred Stock vote together as a single class. The holders of series D Convertible Preferred Stock are currently entitled to 10 votes for each share of Series D Convertible Preferred held. That rate is subject to adjustment as set forth on the Fourth Amended and Restated Certificate of Incorporation. Holders of Series D Convertible Preferred Stock are entitled to receive dividends at the rate of $0.60 per annum prior to the payment of any dividend on our Common Stock. Such dividends are payable in cash or shares of our Common Stock at the election of our Board of Directors. The holders of more than 75% of the Series D Convertible Preferred Stock have consented to the conversion of such stock into our Common Stock upon the closing of $2,000,000 in a private placement that we are currently conducting that is described under Item 10.

Item 12. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Delaware Revised Statutes and our Certificate of Incorporation.

Our Fourth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violation of a criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the full extent authorized by the DGCL.

Additionally, to the fullest extent permitted by applicable law, we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers, and agents (and any other persons to which the DGCL permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law, with respect to actions for breach of duty to us, our stockholders and others.

Each of our officers and directors is a party to an indemnification agreement further providing for their rights to indemnification and advancement of expenses to the fullest extent permitted by applicable law.

Item 13. Financial Statements and Supplementary Data

Our financial statements appear on pages F-1 through F-34 of this registration statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had a change in our independent registered public accounting firm during its last two fiscal years or through the date of this filing. We have not had any disagreements with our current public accounting firm during the last two fiscal years or through the date of this filing on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the public accounting firm, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the registrant’s financial statements.

Item 15. Financial Statements and Exhibits

a.          Financial Statements

Our financial statements appear on pages F-1 through F-34 of this registration statement.

41

b. Exhibits

Number	Description

3(i).1	Fourth Amended and Restated Certificate of Incorporation(1)

3(i).2	Amendment to Fourth Amended and Restated Certificate of Incorporation(1)

3(ii)	Bylaws(1)

10.1	HumanBeams, Inc. 2004 Incentive Compensation Plan(1)

10.2	Beamz Interactive 2009 Incentive Compensation Plan(1)

10.3	First Amendment to Beamz Interactive 2009 Incentive Compensation Plan(1)

10.4	Second Amendment to Beamz Interactive 2009 Incentive Compensation Plan(1)

10.5	Non-Qualified Deferred Compensation Plan(1)

10.6	Form of Warrant for Purchase of Common Stock issued pursuant to that certain Loan and Security Agreement dated April 4, 2008(1)

10.7	Stock Purchase, Loan and Security Agreement dated January 28, 2009(1)

10.8	Consulting Agreement, dated March 1, 2009, by and between Beamz Interactive and Evolution Marketing, Inc.(1)

10.9	First Amendment dated February 23, 2009 to Stock Purchase, Loan and Security Agreement dated January 28, 2009(1)

10.10	Second Amendment dated May 1, 2009 to Exhibit B to Stock Purchase, Loan and Security Agreement dated January 28, 2009(1)

10.11	Amendment dated May 15, 2009 to Stock Purchase, Loan and Security Agreement dated January 28, 2009(1)

10.12	Amendment dated July 6, 2010 to Stock Purchase, Loan and Security Agreement dated January 28, 2009(1)

10.13	Form of Agreement to Convert by the Holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock dated July 9, 2010(1)

10.14	Form of Agreement to Convert by the Holders of Series B Convertible Preferred Stock dated July 9, 2010(1)

10.15	Form of Agreement to Convert by the Holders of Series C Convertible Preferred Stock dated July 9, 2010(1)

10.16	Form of Conversion Agreement dated October 1, 2010 related to Notes issued pursuant to that certain Loan and Security Agreement dated April 4, 2008 and that certain Stock Purchase and Security Agreement dated January 28, 2009 (1)

10.17	Bridge Loan, Stock Purchase and Security Agreement dated as of July 27, 2010(1)

10.18	Form of Senior Secured Bridge Promissory Note issued in connection with the Bridge Loan, Stock Purchase and Security Agreement dated as of July 27, 2010(1)

42

10.19	Bridge Notes Conversion Agreement dated May 15, 2011 in connection with the Bridge Loan, Stock Purchase and Security Agreement dated as of July 27, 2010(1)

10.20	Bridge Loan Agreement dated January 3, 2012 (1)

10.21	Form of Bridge Promissory Note issued in connection with the Bridge Loan Agreement dated January 3, 2012(1)

10.22	Form of Warrant to Purchase Shares of Common Stock Bridge Loan Agreement dated January 3, 2012(1)

10.23	Licensing Agreement with Beamz Cypher Partnership LLC dated May 20, 2011(3)

10.24	Form of Indemnity Agreement (2)

21	The Company has no subsidiaries.

(1) Previously filed as an exhibit to the Company’s Registration Statement on Form 10, filed April 19, 2012.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form 10, filed June 12, 2012.

(3) Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form 10, filed July 5, 2012.

43

BEAMZ INTERACTIVE, INC.

Financial Statements

44

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Beamz Interactive, Inc.

We have audited the accompanying balance sheets of Beamz Interactive, Inc. as of June 30, 2011 and 2010 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beamz Interactive, Inc. at June 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

Phoenix, Arizona

April 17, 2012

F-1

BEAMZ INTERACTIVE, INC.

BALANCE SHEETS

June 30, 2011 and 2010

ASSETS

	2011	2010
Current Assets:
Cash and cash equivalents	$118,528	$147,290
Accounts receivable, net	205,194	32,867
Inventory, net	186,015	157,881
Prepaid expenses	245,868	329,632
Total Current Assets	755,605	667,670

Property and equipment, net	1,512	113,625
Deposits	2,500	-
Intangible assets, net	29,095	53,114

Total Assets	$788,712	$834,409

The Accompanying Notes are an Integral Part

of the Financial Statements

F-2

BEAMZ INTERACTIVE, INC.

BALANCE SHEETS (Continued)

June 30, 2011 and 2010

LIABILITIES AND STOCKHOLDERS' EQUITY

	2011	2010
Current Liabilities:
Accounts payable	$217,589	$219,979
Accrued liabilities	4,551	635,349
Advance from related party - short term	50,000	-
Notes payable	-	4,667,075
Deferred revenue	8,058	16,635

Total Liabilities	280,198	5,539,038

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Preferred Stock 10,000,000 shares authorized $.001 par value:
Series A Convertible Preferred; nil and 29,640 shares issued and outstanding; liquidation value of of $50 per share	-	30
Series A-1 Convertible Preferred; nil and 979 shares issued and outstanding; liquidation value of $100 per share	-	1
Series B Convertible Preferred; nil and 34,372 shares issued and outstanding; liquidation value of $109.85 per share	-	34
Series C Convertible Preferred; nil and 1,442,911 shares issued and outstanding; liquidation value of $0.7122 per share	-	4,414
Series D Convertible Preferred; 1,300,000 authorized; 800,440 and no shares issued and outstanding	800	-
Common Stock, $.001 par value, 40,000,000 shares authorized; 12,802,080 and 147,660 shares issued and outstanding	12,802	148
Additional paid-in capital	10,944,126	3,009,193
Accumulated deficit	(10,449,214)	(7,718,449)
Total Stockholders' Equity (Deficit)	508,514	(4,704,629)
Total Liabilities and Stockholders' Equity (Deficit)	$788,712	$834,409

The Accompanying Notes are an Integral Part

of the Financial Statements

F-3

BEAMZ INTERACTIVE, INC.

STATEMENTS OF OPERATIONS

For The Years Ended June 30, 2011 and 2010

	2011	2010

Sales, net	$563,411	$254,095

Cost of goods sold	500,886	189,305

Gross profit	62,525	64,790

Depreciation and amortization	80,877	53,630
Research and development expenses	594,519	741,907
Sales and marketing expenses	603,715	358,719
General and administrative expenses	899,879	843,447

Loss from Operations	(2,116,465)	(1,932,913)

Other Income (Expense):
Interest income	108	484
Interest expense	(614,408)	(354,601)

Net Loss	$(2,730,765)	$(2,287,030)

Loss per share
Basic and diluted loss per common share	$(0.53)	$(15.49)
Weighted average common shares outstanding - basic and diluted	5,194,226	147,660

The Accompanying Notes are an Integral Part

of the Financial Statements

F-4

BEAMZ INTERACTIVE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For The Years Ended June 30, 2011 and 2010

													Additional		Total
	Series A Preferred		Series A-1 Preferred		Series B Preferred		Series C Preferred		Series D Preferred		Common Stock		Paid In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity(Deficit )

Balance, June 30, 2009	29,640	$30	979	$1	34,372	$34	1,444,911	$1,445	-	$-	147,660	$148	$2,973,480	$(5,431,419)	$(2,456,281)
Issuance of stock for services	-	-	-	-	-	-	2,969,114	2,969	-	-	-	-	35,713	-	38,682
Net loss for the year		-		-		-		-		-	-	-	-	(2,287,030)	(2,287,030)

Balance, June 30, 2010	29,640	30	979	1	34,372	34	4,414,025	4,414	-	-	147,660	148	3,009,193	(7,718,449)	(4,704,629)

Issuance of stock for services	-	-	-	-	-	-	-	-	-	-	181,500	181	-	-	181

Issuance of stock in conjunction with bridge loan and services	-	-	-	-	-	-	-	-	-	-	7,993,904	7,994	-	-	7,994

Conversion of debt and interest to Series D Preferred Stock	-	-	-	-	-	-	-	-	800,440	800	-	-	7,934,933	-	7,935,733

Conversion of Preferred Stock to Common	(29,640)	(30)	(979)	(1)	(34,372)	(34)	(4,41 4,025)	(4,414)	-	-	4,479,016	4,479	-	-	-

Net loss for the year		-		-		-		-		-	-	-	-	(2,730,765)	(2,730,765)

Balance, June 30, 2011	-	$-	-	$-	-	$-	-	$-	800,440	$800	12,802,080	$12,802	$10,944,126	$(10,449,214)	508,514

The Accompanying Notes are an Integral Part

of the Financial Statements

F-5

BEAMZ INTERACTIVE, INC.

STATEMENTS OF CASH FLOWS

For the years ended June 30, 2011 and 2010

	2011	2010
Reconciliation of Net Loss to Net Cash
Used by Operating Activities:
Net Loss	$(2,730,765)	$(2,287,030)

Cash flows from operating activities:
Depreciation and amortization	80,877	53,630
Issuance of stock for interest	1,205,525	-
Issuance of stock for services	1,100	38,682
Loss on obsolete tooling and parts	56,000	-
Issuance of debt for services	655,207	371,310
Bad debt reserve	16,597	5,918
Inventory reserve	(2,685)	9,260
Inventory impairment	68,500	58,000
Changes in Operating Assets and Liabilities
Accounts receivable	(188,924)	(36,806)
Inventory	(93,949)	(42,385)
Prepaid expenses and other assets	83,764	(38,897)
Deposits	(2,500)	-
Accounts payable	(2,390)	55,154
Accrued liabilities	(630,798)	365,171
Deferred revenue	(8,577)	12,523
Net cash used by operating activities	(1,493,018)	(1,435,470)

Cash flows used in investing activities:
Purchase of property and equipment	(745)	(138,290)
Net cash used by investing activities	(745)	(138,290)

Cash flows from financing activities:
Proceeds from sale of stock	7,075	-
Proceeds from related party advance	50,000	-
Proceeds from issuance of debt	1,407,926	1,384,864
Net cash provided by financing activities	1,465,001	1,384,864

Decrease in cash and cash equivalents	(28,762)	(188,896)
Cash and cash equivalents, beginning of year	147,290	336,185
Cash and cash equivalents, end of year	$118,528	$147,290

Non-cash activity
Conversion of debt and interest to equity	$7,935,733	$-
Cash paid for:

The Accompanying Notes are an Integral Part

of the Financial Statements

F-6

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1
Nature of Corporation

Beamz Interactive, Inc. (the "Company" or “us”) was incorporated in the State of Delaware in 2001. The Company's operations consist of the development and sales of an interactive laser controller technology (the “Beamz”) that can be used to develop new market opportunities in a wide variety of music, game and consumer applications throughout the world.

Note 2
Summary of Significant Accounting Policies and Use of Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to establish accounting policies and make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. These financial statements include estimates and assumptions that are based on informed judgments and the experience of management. Significant estimates include, but are not limited to, collectability of accounts receivable, the allowance for obsolete inventory, depreciable lives and methods for property and equipment, values of stock issuances and equity transactions and assumptions relative to stock-based compensation. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Company’s Board of Directors. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our financial statements may differ materially based upon different estimates and assumptions.

We discuss our significant accounting policies to our financial statements below. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our financial statements due to the estimation process and business judgment involved in their application.

Fair Value of Financial Instruments

In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing as of each balance sheet date. The Company’s financial instruments include cash and cash equivalents, deposits, and debt and approximate fair value based on their short maturities or the effective interest rate. All methods of measuring fair value result in a general approximation of value since valuations are inherently not precise.

Long-Lived Assets

Long-lived assets, comprised of property and equipment subject to depreciation, are assessed for impairment whenever events or circumstances indicate that their carrying value may not be recoverable. For the purpose of impairment testing, long-lived assets are grouped and tested for recoverability at the lowest level that generates independent cash flows from an asset group. In testing the recoverability of these assets, the carrying value of the assets or asset groups is compared to the fair value of the assets or asset groups. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the asset. An impairment loss is recognized as the excess of the carrying value over the fair value when an asset or asset group is not recoverable.

F-7

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Stock-Based Compensation and Warrants

We use the Black-Scholes pricing model as a method for determining the estimated fair value for all stock options and warrants awarded to employees, officers, directors and consultants. We apply judgment in estimating key assumptions that are important elements in the model and in expensing stock options, such as the expected stock-price volatility, expected stock option life, stock value on the date of grant, and expected forfeiture rates. Our estimates of these important assumptions are based on historical data and judgment regarding market trends and factors. If actual results are not consistent with our assumptions and judgments used in estimating these factors, as well as an independent valuation of the company we may be required to record additional stock-based compensation expense, which could be material to our results of operations. We have not historically issued any dividends and we do not expect to in the future. We will use the graded vesting attribution method to recognize compensation costs over the requisite service period for grants to employees and directors.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments purchased with an initial maturity, at time of purchase of three (3) months or less.

Accounts Receivable

Accounts receivable represents amounts earned but not collected in connection with the Company's sales. Trade receivables are carried at their estimated collectible amounts and are generally unsecured. Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.

The Company provides an allowance for bad debts based upon an individual review of the accounts outstanding, as well as the prior history of bad debts. Accounts are considered past due or delinquent based on contractual terms, recent payment activity, and our judgment of collectability. As of June 30, 2011 and 2010, an allowance has been provided for potentially uncollectible accounts receivable and product returns, in the amounts of $22,515 and $5,918. Bad debt expense for the years ended June 30, 2011 and 2010 was nil and $1,080, respectively.

Accounts receivable outstanding over 90 days were $74,983 at June 30, 2011 and $1,010 at June 30, 2010. Accounts receivables are unsecured and no interest has been accrued for delinquent payments.

Prepaid Expenses

Prepaid expenses represent payments for consulting, development, and director fees and are being amortized to expense on a straight-line basis over the related contract periods.

F-8

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Inventory

Inventory consists primarily of finished products and materials and supplies. Inventory is stated at the lower of cost or market. Cost is determined by using the first-in, first-out method. The Company periodically reviews its inventory and makes provisions for damaged or obsolete inventory. The Company recorded an impairment of inventory of approximately $68,500 in 2011 and $58,000 in 2010 related to the write off of the first generation model C6 Beamz product components and the finished goods to the lower of cost or market.

At June 30, 2011 and 2010 inventory is comprised of the following:

	2011	2010

Finished goods	$176,064	$151,533
Marketing and media supplies	16,526	-
Work-in-progress	-	15,609
	192,590	167,142
Less: allowance for obsolescence	(6,575)	(9,260)

Inventory, net	$186,015	$157,882

Intangible Assets

Intangible assets consist of patents. For financial statement purposes, identifiable intangible assets with a defined life are being amortized using the straight-line method over the estimated useful lives of three years. The Company has capitalized and is amortizing $85,586 in costs related to the patents. Amortization expense for the years ended June 30, 2011 and 2010 was $24,019 and $28,528, respectively. Accumulated amortization as of June 30, 2011 and 2010 was $56,491 and $32,472, respectively. Amortization expense for the years ended June 30, 2012 and 2013 is estimated to be $28,528 and $567, respectively. All patent development costs incurred since January 2009 have been expensed as they were incurred, as they were deemed to have an indeterminate carryforward value. For the years ended June 30, 2011 and 2010 patent costs were $14,200 and $34,139, respectively.

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $594,519 in 2011 and $741,907 in 2010.

Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the Company’s software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, no development costs have been capitalized.

Software development costs incurred and included in research and development expense noted above totaled $88,878 and $174,145 for the years ended June 30, 2011 and 2010, respectively.

F-9

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expenses on the accompanying statements of operations. Advertising expense totaled $120,581 for 2011 and $76042 for 2010.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of approximately one to three years. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.

Revenue Recognition

Revenues are recognized when a contract has been entered into or an order placed, the price is fixed, shipment of the products to the customer has occurred, or the transfer of title, if later, and collection is reasonably assured. Amounts billed to a customer related to shipping or handling charges are included in revenues.

Provisions for sales discounts and rebates to customers are recorded, based upon the terms of sales contracts, in the same period the related sales are recorded, as a reduction to the sale. Sales discounts and rebates are offered to certain customers to promote customer loyalty and encourage greater product sales. The Company also provides an allowance for sales returns, that is estimated based upon prior experience. As of June 30, 2011 and 2010, this allowance was $22,515 and $5,918, respectively.

Concentration of Credit Risk

Management maintains the Company’s cash and cash equivalents in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts, and Management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

During the year ended June 30, 2011 the Company had four customers that represented approximately 85% of net sales. The Company had accounts receivable of approximately $215,000 at June 30, 2011 from these customers. During the year ended June 30, 2010, the Company had two customers representing approximately 37% of net sales. The Company had accounts receivable of approximately $8,000 at June 30, 2010 from these customers.

During the years ended June 30, 2011 and 2010, the Company had one vendor representing approximately 88% and 75%, respectively, of purchases.

F-10

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended June 30, 2011, that are of significance, or potential significance, to us.

In December 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance clarifying the determination of the impairment of goodwill and the related calculation of that impairment (“Step 2”) when entities have reporting units with zero or negative carrying amounts. For entities with reporting units with zero or negative carrying values, Step 2 is required if it is more likely than not that a goodwill impairment exits. This guidance becomes effective for the Company for fiscal years and interim periods within those years beginning in 2012. The Company does not anticipate adoption of this guidance will have a material effect on the Company’s financial statements.

In May 2011, the FASB issued authoritative guidance regarding measurement of fair value and for disclosing information about fair value measurements. Application of the highest and best use and valuation premise concepts are clarified for use in measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or liabilities. New disclosures should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. This guidance is effective for the Company during the year ended 2012. The Company does not anticipate adoption of this guidance will have a material effect on the Company’s financial statements.

Per Share Data

Net loss per share (EPS) of common stock is computed based upon the weighted-average number of common shares outstanding during the year. Net loss equates to loss available to common stockholders as there is no dividend accrued for preferred stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for fiscal 2011 and 2010, as the Company had losses from operations during both years and therefore the effect of all potential common stock equivalents is anti-dilutive (reduces loss per share). Stock options and warrants representing 54,924 shares of Common Stock were outstanding at June 30, 2011 and 2010 with exercise prices of $.50 per share. Additionally, there were 800,440 shares of Series D preferred stock outstanding at June 30, 2011, that were convertible into a like number of shares of common stock. As of June 30, 2010 there were 1,507,902 shares of various classes of preferred stock that were convertible into common stock and $1,995,000 in debt outstanding, convertible into 1,813,636 shares of common stock

Income Taxes

Deferred tax assets and liabilities arise from temporary timing differences between the book and tax basis of accounting for assets, liabilities, and income as well as from timing in the recognition of net operating losses. Deferred income tax assets primarily arise from net operating loss carry-forwards and deferred income tax liabilities are based on the different depreciation and amortization methods used for tax reporting and financial accounting purposes. The Company assesses its ability to realize deferred tax assets based on the current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. The Company’s estimates of future taxable income are reviewed annually.

F-11

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Income Taxes (Continued)

All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Our income tax returns are subject to adjustment under audit for approximately the last four years.

If the Company is required to pay interest on the underpayment of income taxes, the Company recognizes interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If the Company is subject to payment of penalties, the Company recognizes an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If the penalty was not recognized in the period when the position was initially taken, the expense is recognized in the period when the Company changes its judgment about meeting minimum statutory thresholds related to the initial position taken.

Going Concern

As of the date of issuance of this financial statement, the Company does not have adequate cash to continue operations for the next 12 months. In order to address this situation, management is pursuing both a short-term $500,000 bridge financing, and a long-term $5 million private placement. As of April 6, 2012 $260,000 has been funded as part of the bridge financing. Management believes that it will be successful in completing these financing transactions and that as long as at least $2 million is secured as part of its private placement it will be able to execute its current sales, marketing, partner and development plans. However, should the Company be unsuccessful with these financing efforts, it will scale back operations and expects, but has no guarantee, that existing shareholders will continue to support the Company at such reduced levels. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

Note 3
Property and Equipment

Property and equipment consists of the following as of June 30, 2011 and 2010:

		2011	2010

Computers and office equipment	3 years	$10,485	$9,740
Tooling	8-12 months	80,550	136,550
		91,035	146,290
Accumulated depreciation		(89,523)	(32,665)

Property and equipment, net		$1,512	$113,625

For the years ended June 30, 2011 and 2010 depreciation expense was $56,858 and $25,103, respectively.

F-12

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4
Notes Payable

As of June 30, 2011 and 2010, notes payable consist of the following:

	2011	2010
10% Secured Convertible Subordinated Promissory Notes to various individuals or entities due March, 2011; convertible into Series B Preferred Stock at $1.10 per share; secured by common stock	$-	$1,995,000

10% Secured Promissory Notes to various individuals or entities due on demand; secured by all Company assets	-	2,672,075

	$-	$4,667,075

During June, 2011 all of the outstanding debt and accrued interest was converted into 800,440 shares of Series D Convertible Preferred Stock.

Note 5
Commitments

During January 2009, the Company entered into a Development, Manufacturing and Outsourcing Agreement. The agreement commenced February 2009 and had a term of eighteen (18) months and has been completed. The Company paid a monthly fee of $20,000 per month until the Company's second generation product design was completed. Pursuant to the agreement, the Company issued $100,000 (140,472 shares) of Series C Convertible Preferred Stock of the Company as an up-front fee. Subsequent to the completion of the product, the monthly fee for the balance of the contract was revised downward and the contract was completely terminated on December 31,

2010.

During January 2009, the Company entered into a consulting agreement for the performance of the duties of Chief Creative Officer. The annual consulting fee was at the rate of $10,000 per month with the ability of the Company to pay up to $2,000 per month in shares of Series C Convertible Preferred stock and Senior Secured Promissory Notes. This agreement was terminated in its entirety in January 2011.

During February 2009, the Company entered into a consulting agreement with an individual. The agreement provided for the payment of $600 per song. The agreement was amended effective October 1, 2009 to provide for monthly compensation of $4,000 in lieu of a per song fee and will continue until terminated by either party upon two weeks written notice.

During February 2009, the Company entered into a consulting agreement with an individual. The agreement provided for the payment of $600 per song and a royalty of 15% on the sale of original songs and 7.5% on non- original songs. In addition, the consultant converted options to purchase 900 shares of common stock to 1,000 shares of Series B Convertible Preferred Stock. The agreement was amended in October 2009 releasing the royalty payments in exchange for the issuance of 5,000 shares of Series C preferred stock and monthly payments of $250 per month for two years, beginning May 2010. In February 2011, a second amendment to the agreement was executed and provides for monthly payments of $3,000, of which $2,000 will be deferred if necessary, based on cash flow. The agreement will continue until terminated.

F-13

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5
Commitments (Continued)

During March 2009, the Company entered into a consulting agreement for business and product development. The contract expires June, 2010 and provides for the issuance of Series C Preferred Stock and Notes in the amount of $50,000 to be earned on a month-to-month basis through the term of the agreement. In addition, the agreement provides for monthly payments of $4,000 beginning July 2009 and will automatically renew for successive one year periods unless terminated by the parties. The agreement may be terminated up to 60 days prior to a renewal term.

During August 2009, the Company entered into an agreement with an individual to provide services of a Sales Operations Manager through December 31, 2010. The contract provides for monthly payments of $2,500 and the issuance of Series C Convertible Preferred Stock and Notes in the amount of $30,000 to be earned on a month-to- month basis through the term of the agreement. During October, 2010 the agreement was amended and the Series C Convertible Preferred Stock was considered fully earned. In addition, the agreement was extended through December 31, 2011 and in lieu of a $30,000 consulting fee, the consultant will be deemed to have purchased 45,000 shares of common stock of the Company and the Senior Secured Promissory Notes of the Company, which will be earned on a monthly pro-rata basis over the term of the agreement. Further, the consultant received a monthly fee of $4,000. The agreement may be terminated up to 60 days prior to a renewal term.

During November 2009 the Company entered into a two year Composing and Endorsement Agreement with an individual. The contract provides for the issuance of 15,000 shares of Series C Convertible Preferred Stock, pursuant to a Restricted Stock Agreement, payment of 30% of the net revenue of the individual's songs sold on the Company's website and $20 per unit from the sales of certain products on the Company's website and/or sales of the designated products at the individual's concerts in addition to 30% of all revenue on content sales.

During December 2009, the Company entered into a two year Composing and Endorsement Agreement with an individual. The contract provides for the issuance of 15,000 shares of Series C Convertible Preferred Stock, pursuant to a Restricted Stock Agreement, payment of 30% of the net revenue of the individual's songs sold on the Company's website and $25 per unit from the sales of certain products on the Company's website and/or sales of the designated products at the individual's concerts.

During January 2010, the Company entered into a consulting agreement with an individual for the performance of services as a Senior Engineer. The agreement provides for a monthly fee of $2,500 and the issuance of 12,000 shares of Series C Convertible Preferred Stock pursuant to a Restricted Stock Agreement. This contract was terminated in September 2010.

The Company is a party to various licensing agreements with regards to music and video content and the use and sale of same with its product and through its website. The agreements have varying terms and include royalties based on the sales or use of the aforementioned licenses. For the years ended June 30, 2011 and 2010, royalty fees under these licenses were approximately $9,200 and $9,918, respectively and are included in general and administrative expenses on the income statement.

F-14

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5
Commitments (Continued)

During May, 2011 the Company formed a partnership (the Beamz Cypher Partnership, LLC) with Cypher Entertainment, Inc. (Cypher). Simultaneously, the Company entered into a ten (10) year license agreement with Beamz Cypher Partnership, LLC granting a worldwide, non-exclusive right and license to develop, modify and/or manufacture the Beamz Products and any additional products approved by the Company. The agreement provides for royalty payments to the Company for the use of the Beamz Content included on Beamz products sales equal to $1.50 per unit plus 100% of the out-of-pocket third-party royalties associated with such Beamz Content. In addition, for each Unit sold by the Licensee, Licensee will pay the Company a royalty equal to eight percent (8%) of the manufacturer contract purchase price for such product. In addition, for each unit sold by either Cypher Entertainment or the Company, such party will pay the Beamz Cypher Partnership, LLC a fee equal to 10% of the manufacturer contract purchase price for such product. Further, for all Cypher content developed and sold by Cypher, Cypher will pay the Beamz Cypher Partnership an amount equal to eight percent (8%) of the net revenue received by Cypher from such Cypher Content sales. Similarly, the Company will pay the partnership an amount equal to eight percent (8%) of the new revenue received by the Company for sales of Beamz content. Pursuant to the agreement, the Company will issue to Cypher 25,000 shares of Series D Convertible Preferred stock, convertible into 250,000 shares of Beamz common stock once Cypher sells 250,000 units of Beamz Products provided, however, that such sales threshold must be achieved on or prior to June 1, 2021. There has been no activity in the partnership through June 30, 2011.

During October, 2010, the Company entered into a consulting agreement for the performance of the duties of Engineering and Supply Chain Manager, terminating December 2011. The consulting fee was at a rate of $7,729 per month commencing November 2010, plus bonuses to be paid based on the achievement of certain goals. In addition, the consultant will receive 18,034 shares of common stock and debt valued at $12,023. The agreement was subsequently extended through December 31, 2012. Future payments on the contract for the years ended June 30, 2012 and June 30, 2013 are approximately $93,000 and $47,000, respectively.

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has had limited operations and no pending litigation or potential claims that Management is aware of as of the date of the Auditor’s report. As a result of these items, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of June 30, 2011 and 2010.

Note 6
Income Taxes

We have incurred losses since operations commenced in 2001. We currently have net operating loss carryforwards for Federal and State income tax purposes of approximately $10,300,000 and $10,000,000, respectively. The Federal net operating losses expire as follows: June 30, 2022 – $1,700,000, June 30, 2023 - $1,800,000; June 30, 2024 - $1,800,000, June 30, 2025 - $2,200,000, and June 30, 2026 - $2,800,000. The deferred tax assets derived from these net operating losses are fully reserved by a valuation allowance as management has determined that it is more likely than not that the deferred tax assets will not be realized.

F-15

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6
Income Taxes (Continued)

As of June 30, 2011and 2010, the deferred tax asset is as follows:

	2011	2010

Deferred tax asset - net operating loss carryforwards	$4,000,000	$2,900,000
Less valuation allowance	(4,000,000)	(2,900,000)

Net deferred tax asset	$-	$-

A reconciliation of anticipated tax benefits of net operating losses is as follows for the years ended June 30, 2011 and 2010:

	2011	2010

Federal benefit of net operating losses	$980,000	$750,000
State benefit of net operating losses	120,000	110,000
Change in valuation allowance	(1,100,000)	(860,000)
Net benefit of net operating losses	$-	$-

As of June 30, 2011 and 2010, the Company had no unrecognized tax benefits or liabilities due to uncertain tax positions.

Note 7
Equity

Common Stock

As of June 30, 2011, the Company has 50,000,000 shares of stock authorized, 40,000,000 shares of which have been designated as common stock, $.001 par value. There were 12,802,080 and 147,660 shares issued and outstanding as of June 30, 2011 and 2010, respectively.

F-16

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 7
Equity (Continued)

Preferred Stock

As of June 30, 2011 the Company has 10,000,000 shares of preferred stock authorized, $.001 par value, of which 1,300,000 shares are authorized as Series D Preferred Stock (“Series D”). There are 800,440 and nil shares of Series D Preferred Stock issued and outstanding at June 30, 2011 and 2010, respectively. The Series D Preferred Stock is convertible into 10 shares of common stock.

Prior to June 30, 2011 there were other Series of preferred shares issued and outstanding. Effective June 11, 2011 all classes, with the exception of Series D, were converted into common shares at a rate of 0.02 to 1.10 and those series were canceled. Those series included Series A, Series A-1, Series B, and Series C Convertible Preferred Stocks.

Stock Split

In January 2009, pursuant to an action by the Stockholders of the Company, there was a one for one hundred (1:100) reverse stock split. This affected all outstanding common and preferred stock, as well as all options and warrants outstanding and agreements with equity terms incorporated therein. The accompanying financial statements have given retroactive effect to the stock split for all periods presented.

Commitment

Pursuant to the July 2010 Bridge Loan Stock Purchase and Security Agreement (the “Loan”), each cash lender under the Loan Document, simultaneously with the consummation of a Sale Event shall be entitled to a fee in an amount equal to two hundred percent (200%) of the original principal amount loaned by such Lender to the Company, regardless of whether such Lender's Note is outstanding at that time, and such fee shall be paid to the Lenders in preference above any amounts owed by the Company to its other stockholders. The aggregate amount of such preference payments equals $2,815,850 as of June 30, 2011.

Warrants and Options

During December 2007 the Company granted a consultant the warrants to purchase 750 shares of common stock of the Company at an exercise price of $0.50 per share. The warrants were granted under the 2004 Stock Option Plan and fully vested as of December 2010. The warrants expire in December 2017.

Pursuant to the April 2008 Loan and Security Agreement, as additional consideration for each of the Loans, the Company granted the Lenders warrants with the right to purchase a number of shares of the Company's common stock equal to thirty percent (30%) of the principal amount of the Lender's Note multiplied by two (2), or an aggregate of 10,500 warrants. Further, the Loan and Security Agreement provided for the grant of warrants to purchase 7,796 shares of common stock to certain holders of Series B Preferred Stock. All of the aforementioned warrants are exercisable at $0.50 per share and expire in March 2018.

2004 Incentive Compensation Plan

The Company has adopted the 2004 Incentive Compensation Plan (the “Plan”). The Plan provides for the issuance of incentive and non-incentive stock options. The Company has reserved 40,000 shares of common stock for issuance underlying the grants under the Plan. As of June 30, 2011, 29,825 options under the plan are outstanding. Options and warrants generally become exercisable over vesting periods of up to four years and expire ten years from the date of grant.

F-17

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 7
Equity (Continued)

2009 Incentive Compensation Plan

In January 2009, the Company adopted The Beamz Interactive, Inc. 2009 Incentive Compensation Plan (the "Incentive Plan") that permits the issuance of options or shares to selected employees and directors of, and consultants to, the Company. The Plan was amended in March 2009 to reserve 400,000 shares of Series C Preferred Stock for issuance underlying the grants of stock, stock options and warrants. As of June 30, 2011, 313,906 shares of Series C Preferred Stock were issued pursuant to the Plan. Options generally become exercisable over vesting periods of up to four years and expire ten years from the date of grant.

A summary of the options and warrants issued under the Plan is presented in the table below:

Weighted
Average
	Weighted		Remaining
	Average	Number of	Contractual	Aggregate
	Exercise Price	Options	Term	Fair Value

Outstanding at June 30, 2009	$0.50	54,924	7.99	$55.00
Granted	-	-		-
Expired	-	-		-
Outstanding at June 30, 2010	0.50	54,924	6.99	55.00
Granted	-	-		-
Expired	-	-		-
Outstanding at June 30, 2011	$0.50	54,924	5.99	$55.00

The options are subject to various vesting periods up to thirty six months and all are fully vested as of December 31, 2010. The options expire on various dates between January, 2014 and October, 2018. Additionally, the options had no intrinsic value as of June 30, 2011. Intrinsic value arises when the exercise price is lower than the trading price. Options outstanding at June 30, 2011 had no unrecognized compensation costs, and were fully exercisable.

Note 8
Related Party Transactions

During the years ended June 30, 2011 and 2010, the Company entered into the following transactions with related parties:

At June 30, 2011, the Company had a payable to an entity controlled by the chief executive officer in the amount of $50,000. The payable is non-interest bearing and uncollateralized.

During fiscal 2010, the Company issued 1,853 (post split) shares of Series C preferred stock to related entities pursuant to a debt and stock offering. The Company recorded debt to the related entities in relation to the offering in the approximate amount of $1,289,000 which included debt for consulting fees, board fees, and the reimbursement of expenses. The stock was valued at $12,971. During fiscal 2011 the 1,853 shares of Series C preferred stock was converted to common stock on a one for one basis and the related party debt and accrued interest, in the aggregate amount of $2,203,280 was converted to Series D preferred stock at $1 per share.

F-18

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 8
Related Party Transactions (Continued)

During fiscal 2011, the Company secured bridge financing from related parties in the approximate amount of $1,398,000. The debt was issued with 5,400 (post-split) shares of common stock valued at $5,400. In addition, debt and common stock were issued under the bridge loan for services. The 486 (post-split) shares of common stock were issued for services and valued at $486. The bridge loans and accrued interest, in the aggregate amount of $1,460,595 were converted to Series D preferred stock in June, 2011 at $1 per share.

During May 2011, the Company entered into a partnership agreement with Cypher Entertainment, a significant customer. The Beamz Cypher Partnership was formed to license the sale of the Beamz product and content. There was no activity in the partnership through June 30, 2011.

Note 9
Subsequent Events

During October 2011, the Company issued 560,000 shares of common stock for services and financial guarantees. The stock was valued at $0.001 per share. The financial guarantees relate to two credit cards with an aggregate credit limit of $45,000 that were guaranteed personally by the CEO.

The Company initiated a private placement of 5,000,000 shares of common stock in January, 2012. The common shares are being offered at $1.00 per share and include a stock warrant for the purchase of 50% of the shares purchased at an exercise price of $1.25 per share with a term of three years. The Company also initiated a bridge financing of up to $500,000 in January, which bridge will be paid with 10% interest upon the closing of the private placement. Bridge investors also received 50% warrant coverage with their investment.

F-19

BEAMZ INTERACTIVE, INC.

BALANCE SHEETS

March 31, 2012 and June 30, 2011

ASSETS

	March 31,	June 30,
	2012	2011
	(Unaudited)
Current Assets
Cash and cash equivalents	$14,868	$118,528
Accounts receivable, net	85,138	205,194
Inventory, net	147,095	186,015
Prepaid expenses	244,661	245,868
Total Current Assets	491,762	755,605

Property and Equipment, net	890	1,512
Deposits	2,500	2,500
Intangible assets, net	13,047	29,095

Total Assets	$508,199	$788,712

The Accompanying Notes are an Integral Part

of the Financial Statements

F-20

BEAMZ INTERACTIVE, INC.

BALANCE SHEETS (Continued)

March 31, 2012 and June 30, 2011

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,	June 30,
	2012	2011
	(Unaudited)
Current Liabilities:
Accounts payable	$177,198	$217,589
Accrued liabilities	13,762	4,551
Advances from related party - short term	164,739	50,000
Deferred revenue	8,058	8,058
Notes payable, net of discount	159,814	-

Total Liabilities	523,571	280,198

Commitments and contingencies	-	-

Stockholders' Equity (Deficit)
Preferred Stock 10,000,000 shares authorized $.001 par value Series D Convertible Preferred, 1,300,000 shares authorized; 800,440 shares issued and outstanding	800	800
Common Stock, $.001 par value, 40,000,000 shares authorized; 14,009,080 and 12,802,080 shares issued and outstanding	14,009	12,802
Additional paid in capital	11,670,179	10,944,126
Accumulated deficit	(11,700,360)	(10,449,214)

Total Stockholders' Equity	(15,372)	508,514

Total Liabilities and Stock holders' Equity	$508,199	$788,712

The Accompanying Notes are an Integral Part

of the Financial Statements

F-21

BEAMZ INTERACTIVE, INC.

STATEMENTS OF OPERATIONS (Unaudited)

For The Nine Months Ended March 31, 2012 and 2011

	2012	2011
	(Unaudited)	(Unaudited)

Sales	$311,402	$425,943

Cost of goods sold	225,834	349,025

Gross Profit	85,568	76,918

Depreciation and amortization	16,670	75,319
Research and development expenses	169,120	543,669
Sales and marketing expenses	367,035	476,413
General and administrative expenses	661,626	717,271
Registration costs	86,189	-

Loss from Operations	(1,215,072)	(1,735,754)

Other Income (Expense):
Interest income	1	105
Interest expense	(36,075)	(423,481)

Net Loss	$(1,251,146)	$(2,159,130)

Loss per share
Basic and diluted loss per common share	$(0.10)	$(0.75)

Weighted Average Common Shares Outstanding
Basic and Diluted	13,168,565	2,893,699

The Accompanying Notes are an Integral Part

of the Financial Statements

F-22

BEAMZ INTERACTIVE, INC.

STATEMENTS OF CASH FLOWS

For the nine months ended March 31, 2012 and 2011

	2012	2011
	(Unaudited)	(Unaudited)
Reconciliation of Net Loss to Net Cash
Provided (Used) by Operating Activities

Net Loss	$(1,251,146)	$(2,159,130)

Cash flows from operating activities:
Depreciation and amortization	16,670	75,319
Amortization of debt discount	18,874	-
Equity issued for services	658,200	7,187
Loss on disposal of assets	-	56,000
Debt issued for services	-	470,996
Bad debt reserve	17,731	4,232
Inventory reserve	51	(2,734)
Changes in Assets and Liabilities
Accounts receivable	102,325	(82,254)
Inventory	38,869	(120,267)
Prepaid expenses	1,207	48,933
Deposits	-	(2,500)
Accounts payable	(40,391)	(7,627)
Accrued liabilities	9,211	429,005
Deferred revenue	-	(1,300)
Net cash provided (used) by operating activities	(428,399)	(1,284,140)

Cash flows used in investing activities:
Purchase of property and equipment	-	(743)
Net cash used by investing activities	-	(743)

Cash flows from financing activities:
Proceeds from debt	210,000	1,258,675
Proceeds from related party advances	114,739	-
Net cash provided by financing activities	324,739	1,258,675

Increase (decrease) in cash and cash equivalents	(103,660)	(26,208)
Cash and cash equivalents, beginning of period	118,528	147,290
Cash and cash equivalents, end of period	$14,868	$121,082

Non-cash activity
Issuance of stock for services and debt	$658,200	$478,183
Debt discount	$69,060	$-
Cash paid for:
Income taxes	$-	$-

The Accompanying Notes are an Integral Part

of the Financial Statements

F-23

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1
Nature of Corporation

Beamz Interactive, Inc. (the "Company") was incorporated in the State of Delaware in 2001. The Company's operations consist of the development and sales of an interactive laser controller technology (the “Beamz”) that can be used to develop new market opportunities in a wide variety of music, game and consumer applications throughout the world.

Note 2
Summary of Significant Accounting Policies and Use of Estimates

Presentation of Interim Information

The condensed financial statements included herein have been prepared by Beamz Interactive, Inc. (“we”, “us”, “our” or “Company”) without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited financial statements as of June 30, 2011 and 2010. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures, which are made, are adequate to make the information presented not misleading. Further, the condensed financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at March 31, 2012, and the results of our operations and cash flows for the periods presented. The June 30, 2011 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Interim results may be subject to seasonal variations and the results of operations for the nine months ended March 31, 2012 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the financial statements. These financial statements include estimates and assumptions that are based on informed judgments and the experience of management. Significant estimates include, but are not limited to, collectability of accounts receivable, allowance for obsolete inventory, depreciable lives and methods for property and equipment, recoverability of deferred costs, and stock based compensation issues. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Directors. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our financial statements may differ materially based upon different estimates and assumptions.

We discuss our significant accounting policies to our financial statements below. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our financial statements due to the estimation process and business judgment involved in their application.

F-24

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Fair Value of Financial Instruments

In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing as of each balance sheet date. The Company’s financial instruments include cash and cash equivalents, deposits, and debt and approximate fair value based on their short maturities. All methods of measuring fair value result in a general approximation of value since valuations are inherently not precise.

Stock-Based Compensation and Warrants

We use the Black-Scholes pricing model as a method for determining the estimated fair value for all stock options and warrants awarded to employees, officers, directors and consultants. The expected term of the options is based upon the plain vanilla method. The risk-free interest rate is based upon U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life of the grant. Volatility is determined upon historical volatility of stock of similar publicly traded entities. Forfeitures are immaterial based on the limited history of the company and the Company's estimates of future forfeitures. We have not historically issued any dividends and we do not expect to in the future. We use the graded vesting attribution method to recognize compensation costs over the requisite service period for grants to employees and directors.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Accounts Receivable

Accounts receivable represents amounts earned but not collected in connection with the Company's sales. Trade receivables are carried at their estimated collectible amounts and are generally unsecured. Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.

The Company provides an allowance for bad debts based upon an individual review of the accounts outstanding, as well as the prior history of bad debts. Accounts are considered past due or delinquent based on contractual terms and how recently payments have been received and our judgment of collectability. As of March 31, 2012 and June 30, 2011, an allowance has been provided for potentially uncollectible accounts receivable in the amounts of $40,246 and $22,515, respectively. Bad debt expense for the nine months ended March 31, 2012 and 2011 was $33,359 and nil, respectively.

Accounts receivable outstanding over 90 days were $11,977 at March 31, 2012 and $74,983 at June 30, 2011. The receivables are unsecured and no interest has been accrued for delinquent payments.

Prepaid Expenses

Prepaid expenses represent payments for consulting, development, and director fees and are being amortized to expense on a straight-line basis over the related contract periods.

F-25

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Inventory

Inventory consists of materials, supplies, and finished products held for resale. Inventory quantities and valuations are determined based on a physical count of inventory on hand, and pricing of same. Inventory is stated at the lower of cost or market. Cost is determined by using the first-in, first-out method. The Company periodically reviews its inventory and makes provisions for damaged or obsolete inventory. During December 2010 the Company recorded a write down in inventory of approximately $128,500 related to the write off of the first generation Model 6 Beamz product components and the write down of the finished goods to the lower of cost or market.

At March 31, 2012 and June 30, 2011 inventory is comprised of the following:

	March 31, 2012	June 30, 2011
	(Unaudited)

Finished goods	$132,411	$176,064
Marketing and media	21,310	16,526
	153,721	192,590
Less: allowance for obsolescence	(6,626)	(6,575)

Net inventory	$147,095	$186,015

Intangible Assets

Intangible assets consist of patents. For financial statement purposes, identifiable intangible assets with a defined life are being amortized using the straight-line method over the estimated useful lives of 3 years. The Company has capitalized and is amortizing $85,586 in cost related to the patents. Amortization expense for the nine months ended March 31, 2012 and 2011 was $16,048 and $18,670, respectively. Accumulated amortization as of March 31, 2012 and June 30, 2011 was $72,539 and $56,491 respectively.

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. During the nine months ended March 31, 2012 and 2011, such expenditures amounted to $128,893 and $461,654, respectively.

Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the Company’s software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, no development costs have been capitalized.

Software development costs incurred and included in research and development cost noted above totaled $40,227 and $82,015 for the nine months ended March 31, 2012 and 2011, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $65,447 for the nine months ended March 31, 2012 and $94,775 for the nine months ended March 31, 2011.

F-26

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Property and Equipment

Property and equipment are stated at cost. Property and equipment consists of the following, with depreciation provided for on the straight-line method over the following estimated useful lives:

	Estimated
	Useful Life	March 31, 2012	June 30, 2011
		(Unaudited)
Computers and office equipment	3 years	$10,485	$10,485
Tooling	8-12 months	80,550	80,550
		91,035	91,035
Accumulated depreciation		(90,145)	(89,523)

		$890	$1,512

Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. For the nine months ended March 31, 2012 and 2011 depreciation expense was $621.

Revenue Recognition

Revenues are recognized when a contract has been entered into or an order placed, the price is fixed, shipment of the products to the customer or the transfer of title, if later, has occurred, and collection is reasonably assured. Amounts billed to a customer related to shipping or handling charges are included in revenues.

Provisions for sales discounts and rebates to customers are recorded, based upon the terms of sales contracts, in the same period the related sales are recorded, as a reduction to the sale. Sales discounts and rebates are offered to certain customers to promote customer loyalty and encourage greater product sales. The Company also provides an allowance for sales returns, that is estimated based upon prior experience. As of March 31, 2012 and June 30, 2011, the allowance was $12,961 and $22,515, respectively.

Concentration of Credit Risk

Management maintains the Company’s cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts, and Management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

For the nine months ended March 31, 2012 the Company had six customers representing approximately 82% of sales and had accounts receivable of approximately $66,607 at March 31, 2012 from these customers. During the nine months ended March 31, 2011, the Company had five customers representing approximately 80% of sales and had accounts receivable of approximately $10,263 at March 31, 2011.

During the nine months ended March 31, 2012 and 2011, the Company had one vendor representing approximately 88% and 75%, respectively, of purchases.

F-27

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended March 31, 2012, that are of significance, or potential significance, to us.

In May 2011, the FASB issued authoritative guidance regarding measurement of fair value and for disclosing information about fair value measurements. Application of the highest and best use and valuation premise concepts are clarified for use in measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or liabilities. New disclosures should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. This guidance is effective for the Company during the year ended 2012. The Company does not anticipate adoption of this guidance will have a material effect on the Company’s financial statements.

Per Share Data

Net loss per share (EPS) of common stock is computed based upon the weighted-average number of common shares outstanding during the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for the nine months ended March 31, 2012 and 2011, as the Company had losses from operations during both periods and therefore the effect of all potential common stock equivalents is antidilutive (reduces loss per share). Potentially dilutive securities include stock options and warrants representing 159,924 shares of Common Stock were outstanding at March 31, 2012 and 54,924 were outstanding at March 31, 2011 with an exercise prices between $.02 and $.50 per share. Additionally, there were 800,440 shares of Series D preferred stock outstanding at March 31, 2012, that each were convertible into 10 shares of common stock.

Income Taxes

Deferred tax assets and liabilities arise from temporary timing differences between the book and tax basis of accounting for assets, liabilities, and income as well as from timing in the recognition of net operating losses. Deferred income tax assets primarily arise from net operating loss carryforwards and deferred income tax liabilities are based on the different depreciation and amortization methods used for tax reporting and financial accounting purposes. The Company assesses its ability to realize deferred tax assets based on the current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. The Company’s estimates of future taxable income are reviewed annually. All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Our income tax returns are subject to adjustment under audit for approximately the last four years.

If the Company is required to pay interest on the underpayment of income taxes, the Company recognizes interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If the Company is subject to payment of penalties, the Company recognizes an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If the penalty was not recognized in the period when the position was initially taken, the expense is recognized in the period when the Company changes its judgment about meeting minimum statutory thresholds related to the initial position taken.

F-28

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2
Summary of Significant Accounting Policies and Use of Estimates (Continued)

Going Concern

The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs, which raises doubts about the ability of the Company to continue as a going concern. In order to continue as a going concern, the Company will need to generate additional revenue and obtain additional capital to fund its operating losses and service its obligations. Management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year, though there can be no assurance that the Company’s efforts will be successful. As a result, the Company’s independent registered public accounting firm issued a going concern opinion on the financial statements of the Company for the year ended June 30, 2011. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3
Notes Payable

As of March 31, 2012, notes payable consist of the following:

2012

10% Bridge Loans to various individuals or entities due October, 2012; secured by all Company assets	$210,000

Less: discount	(50,186)

$159,814

Bridge investors also received 50% warrant coverage with their investment. If the Company does not raise $3,000,000 (the Permanent Financing) prior to the maturity date of the Bridge Loans, October 2, 2012, the loans will automatically be extended to the sooner of 2 years or when such funds are raised. In this event an additional 50% warrant coverage will be provided on the same terms and conditions as the initial warrant. Further, should the Company raise the $2,000,000, each Note holder shall have the option, for a period of 5 days, to convert the principal and outstanding interest into securities offered in the Permanent Financing at a 10% discount to the terms as offered in the permanent financing. A discount of $69,060 was recorded in relation to the bridge loans relating to the warrants that were issued and will be amortized over the term of the loans. For the nine month ended March 31, 2012, the amortization of the debt discount was $18,874.

Note 4
Commitments

During January 2009, the Company entered into a Development, Manufacturing and Outsourcing Agreement. The agreement commenced February 2009 and had a term of eighteen (18) months and has been completed. The Company paid a monthly fee of $20,000 per month until the Company's second generation product design was completed. Pursuant to the agreement, the Company issued $100,000 of Series C Convertible Preferred Stock of the Company as an up-front fee. Subsequent to the completion of the product, the monthly fee for the balance of the contract was revised downward and the contract was completely terminated on December 31, 2011.

F-29

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4
Commitments (Continued)

During January 2009, the Company entered into a consulting agreement for the performance of the duties of Chief Creative Officer. The annual consulting fee was at the rate of $10,000 per month with the ability of the Company to pay up to $2,000 per month in shares of Series C Convertible Preferred stock and Senior Secured Promissory Notes. This agreement was terminated in its entirety in January, 2011.

During February 2009, the Company entered into a consulting agreement with an individual. The agreement provided for the payment of $600 per song. The agreement was amended effective October 1, 2009 to provide for monthly compensation of $4,000 in lieu of a per song fee and will continue until terminated by either party upon two week written notice.

During February 2009, the Company entered into a consulting agreement with an individual. The agreement provided for the payment of $600 per song and a royalty of 15% on the sale of original songs and 7.5% on non- original songs. In addition, the consultant converted options to purchase 900 shares of common stock to 1,000 shares of Series B Convertible Preferred Stock. The agreement was amended in October, 2009 releasing the royalty payments in exchange for the issuance of 5,000 shares of Series C preferred stock and monthly payments of $250 per month for two years, beginning May, 2011. In February, 2011, a second amendment to the agreement was executed and provides for monthly payments of $3,000, of which $2,000 will be deferred if necessary based on cashflow. The agreement will continue until terminated.

During March 2009, the Company entered into a consulting agreement for business and product development. The contract expires June, 2011 and provides for the issuance of Series C Preferred Stock and Notes in the amount of $50,000 to be earned on a month-to-month basis through the term of the agreement. In addition, the agreement provides for monthly payments of $4,000 beginning July, 2009 and will automatically renew for successive one year periods unless terminated by the parties. The contract continues to be in effect as of March 31, 2012 with monthly payments of $8,000.

During August 2009, the Company entered into an agreement with an individual to provide services of a Sales Operations Manager through December 31, 2011. The contract provides for monthly payments of $2,500 and the issuance of Series C Convertible Preferred Stock and Notes in the amount of $30,000 to be earned on a month-to- month basis through the term of the agreement. During October, 2011 the agreement was amended and the Series C Convertible Preferred Stock was considered fully earned. In addition, the agreement was extended through March 31, 2012 and in lieu of a $30,000 consulting fee, the consultant will be deemed to have purchased 45,000 shares of common stock of the Company and the Senior Secured Promissory Notes of the Company which will be earned on a monthly pro-rata basis over the term of the agreement. Further, the consultant received a monthly fee of $4,000. The contract continues to be in effect as of March 31, 2012 at a monthly fee of $4,000.

During November 2009 the Company entered into a two year Composing and Endorsement Agreement with an individual. The contract provides for the issuance of 15,000 shares of Series C Convertible Preferred Stock, pursuant to a Restricted Stock Agreement, payment of 30% of the net revenue of the individual's songs sold on the Company's website and $20 per unit from the sales of certain products on the Company's website and/or sales of the designated products at the individual's concerts in addition to 30% of all revenue on content sales. The contract continues to be in effect as of March 31, 2012.

During December 2009, the Company entered into a two year Composing and Endorsement Agreement with an individual. The contract provides for the issuance of 15,000 shares of Series C Convertible Preferred Stock, pursuant to a Restricted Stock Agreement, payment of 30% of the net revenue of the individual's songs sold on the Company's website and $25 per unit from the sales of certain products on the Company's website and/or sales of the designated products at the individual's concerts. The contract continues to be in effect as of March 31, 2012.

F-30

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4
Commitments (Continued)

During January 2010, the Company entered into a consulting agreement with an individual for the performance of services as a Senior Engineer. The agreement provides for a monthly fee of $2,500 and the issuance of 12,000 shares of Series C Convertible Preferred Stock pursuant to a Restricted Stock Agreement. This contract was terminated in September 2010.

The Company is a party to various licensing agreements with regard to music and video content and the use and sale of same with its product and through its website. The agreements have varying terms and include royalties based on the sales or use of the aforementioned licenses. For the nine months ended March 31, 2012 and 2011, royalty fees under these licenses were approximately $6,100 and $7,300, respectively.

During October 2010, the Company entered into a consulting agreement for the performance of the duties of Engineering and Supply Chain Manager, terminating December, 2011. The consulting fee was at a rate of $7,729 per month commencing November 2010 plus bonuses to be paid based on the achievement of certain goals. In addition, the consultant received 18,034 shares of common stock and debt valued at $12,023. The agreement was subsequently extended through December 31, 2012.

During May 2011 the Company formed a partnership the Beamz Cypher Partnership, LLC) with Cypher Entertainment, Inc. (Cypher) Simultaneously, the Company entered into a ten (10) year license agreement with Beamz Cypher Partnership, LLC granting a worldwide, non-exclusive right and license to develop, modify and/or manufacture the Beamz Products and any additional products approved by the Company. The agreement provides for royalty payments to the Company for the use of the Beamz Content included on Beamz products sales equal to $1.50 per unit plus 100% of the out-of-pocket third-party royalties associated with such Beamz Content. In addition, for each Unit sold by Licensee, Licensee will pay the Company a royalty equal to eight percent (8%) of the manufacturer contract purchase price for such product. In addition, for each unit sold by either Cypher Entertainment or the Company, such party will pay the Beamz Cypher Partnership a fee equal to 10% of the manufacturer contract purchase price for such product. Further, for all Cypher Content developed and sold by Cypher, Cypher will pay the Beamz Cypher Partnership an amount equal to eight percent (8%) of the net revenue received by Cypher from such Cypher Content sales. Similarly, the Company will pay the partnership an amount equal to eight percent (8%) of the new revenue received by the Company for sales of Beamz content. Pursuant to the agreement, the Company will issue to Cypher 25,000 shares of Series D Convertible Preferred stock, convertible into 250,000 shares of Beamz common stock once Cypher sells 250,000 units of Beamz Products provided, however, that such sales threshold must be achieved on or prior to June 1, 2021. There has been no activity in the partnership through March 31, 2012.

During January 2012, the Company entered into a consulting agreement for the performance of the duties in relation to raising capital. Compensation for the services includes; (a) 2% of the capital raised, in any financing transactions and (b) warrants to purchase shares of common stock of the Company equal to the following (i) 500,000 shares of common stock multiplied by the amount of capital raised (for the first $2,000,000 raised) divided by $2,000,000 plus (ii) 500,000 shares of common stock multiplied by the amount of capital raised over $2,000,000, divided by $4,000,000. The warrants have a term of 3 years and an exercise price of $.01 per share. The agreement excludes financings from two board members and will continue until terminated. Upon termination, compensation will continue, pursuant to the agreement, for six months. As of March 31, 2012, no compensation has been earned pursuant to the aforementioned agreement.

F-31

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5
Equity

Common Stock

As of March 31, 2012, the Company has 50,000,000 shares of stock authorized, forty million (40,000,000) of which has been designated as common stock, $.001 par value of which 14,009,080 were issued and outstanding.

During December, 2007, the Company granted an aggregate of 300,000 shares of restricted common stock to two consultants who also are members of the Board of Directors. The restricted common stock was granted pursuant to the Stock Option Plan and vests at a rate of 8.333% a quarter beginning March 2008.

During the nine months ended March 31, 2012, the Company issued and aggregate of 1,207,000 shares of common stock to various consultants, officers, and directors for services, valued at $658,200. Included in the 1,207,000 shares issued were 925,000 shares issued to related parties.

The Company initiated a private placement of 5,000,000 shares of common stock in January, 2012. The common shares are being offered at $1 per share and include a stock warrant for the purchase of 50% of the shares purchased at an exercise price of $1.25 per share and have a term of three years. As of March 31, 2012, no shares of common stock have been sold pursuant to the offering.

Preferred Stock

As of March 31, 2012 the Company has 10,000,000 shares of preferred stock, $.001 par value, authorized of which 1,300,000 shares are Series D Preferred Stock (“Series”). There are 800,440 shares of Series D issued and outstanding at March 31, 2012. The Series D Preferred Stock is convertible into 10 shares of common stock for each share of Preferred.

Prior to March 31, 2012 there were other Series of preferred shares issued and outstanding. Effective June 11, 2011 all classes, with the exception of Series D were converted into common stock and those series no longer exist.

Commitment

Pursuant to the July 2010 Bridge Loan Stock Purchase and Security Agreement, each cash Lender under the Loan Document, simultaneously with the consummation of a Sale Event, shall be entitled to a fee in an amount equal to two hundred (200%) of the original principal amount loaned by such Lender to the Company, regardless whether such Lender's Note is outstanding at that time, and such fee shall be paid to the Lenders in preference above any amounts owed by the Borrower to its other stockholders. The aggregate amount of such preference payments equals $2,815,850.

Warrants and Options

During December 2007 the Company granted a consultant the option to purchase 75,000 shares of common stock of the Company at an exercise price of $.50 per share. The option was granted under the Stock Option Plan and vests 20% at the date of grant and then 2.222% on the last day of each month following the date of grant. The option exercise term expires in December, 2017.

Pursuant to the April 2008 Loan and Security Agreement, as additional consideration for each of the Loans, the Company granted the Lenders warrants with the right to purchase a number of shares of the Company's common stock equal to thirty percent (30%) of the principal amount of the Lender's Note multiplied by two (2) or an aggregate of 1,050,000 warrants. Further, the Loan and Security Agreement provided for the grant of warrants to purchase 779,599 shares of common stock to certain holders of Series B Preferred Stock. All of the aforementioned warrants are exercisable at $.50 per share and expire in March, 2018.

F-32

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5
Equity (Continued)

Warrants and Options (Continued)

Pursuant to the January, 2012 Bridge Loan Agreement, as consideration for each of the Loans, the Company granted the Lenders warrants with the right to purchase a number of shares of the Company's common stock equal to fifty percent (50%) of the principal amount of the Lender's Note or up to an aggregate of 250,000 warrants. Further, the Bridge Loan Agreement provided for the grant of warrants to purchase an additional 250,000 warrants if the Company does not raise $3 million dollars prior to the maturity date of the Loans, October 2, 2012. All of the aforementioned warrants are exercisable at $.02 per share and expire in January, 2015. As of March 31, 2012, 105,000 warrants have been granted pursuant to the Bridge Loan Agreement.

2004 Incentive Compensation Plan

The Company has adopted the 2004 Incentive Compensation Plan. The Plan provides for the issuance of incentive and non-incentive stock options. The Company has reserved 750,000 shares of common stock for issuance underlying the grants under the Plan. As of March 31, 2012 29,825 options under the plan are outstanding. Options and warrants generally become exercisable over vesting periods of up to four years and expire ten years from the date of grant.

2009 Incentive Compensation Plan

In January 2009, the Company adopted The Beamz Interactive, Inc. 2009 Incentive Compensation Plan (the "Incentive Plan") that permits the issuance of options or shares to selected employees and directors of, and consultants to, the Company. The Plan was amended in March 2009 to reserve 400,000 shares of Series C Preferred Stock for issuance underlying the grants of stock, stock options and warrants. As of March 31, 2012, 313,906 shares of Series C Preferred Stock were issued pursuant to the Plan. The Plan was amended in March 2012 to reserve an additional 750,000 shares of Common Stock for issuance under the Plan. Options and warrants generally become exercisable over vesting periods of up to four years and expire ten years from the date of grant.

A summary of the options issued under the Compensation Plans are presented in the table below:

			Weighted
			Average
	Weighted		Remaining
	Average		Contractual		Aggregate
	Exercise	Number of	Life	Aggregate	Intrinsic
	Price	Options	(in years)	Fair Value	Value (1)

Outstanding at June 30, 2011	$0.50	29,825	5.33	$30	$-

Outstanding at March 31, 2012 (unaudited)	$0.50	29,825	4.58	$30	$14,911

The options are subject to various vesting periods up to thirty six months and all are fully vested as of December 2010. The options expire on various dates between January, 2014 and October, 2018. Additionally, the options had no intrinsic value as of June 30, 2011. Intrinsic value arises when the exercise price is lower than the trading price on the date of grant.

The options outstanding at March 31, 2012 had no unrecognized compensation costs.

F-33

BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5
Equity (Continued)

The Company has issued warrants to purchase shares of common stock pursuant to the April 2008 Loan and Security Agreement and the 2012 Bridge Loans. A summary of the warrants outstanding is presented in the table below:

			Weighted
			Average
	Weighted		Remaining
	Average		Contractual		Aggregate
	Exercise	Number of	Life	Aggregate	Intrinsic
	Price	Warrants	(in years)	Fair Value	Value (1)

Outstanding at June 30, 2011	$0.50	25,099	6.78	$25	$-

Granted	$0.02	105,000	3.00	102,900	102,900

Outstanding at March 31, 2012 (unaudited)	$0.04	130,099	3.39	$102,925	$102,900

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the market value of the stock for those awards that have an exercise price below the current market value.

In calculating the value related to warrant grants pursuant to the 2012 Bridge Loan, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model and the following assumptions

2012

Dividend	None
Expected volatility	85.00%
Risk free interest rate	2.00%
Expected life	3 years

For all warrants issued, the expected volatility was derived utilizing the price history of another publicly traded company. This company was selected due to the fact that it is widely traded and is in the same equity sector.

Note 6
Related Party Transactions

During the nine months ended March 31, 2012 and 2011, the Company entered into the following transactions with related parties:

At March 31, 2012, the Company had a payable to an entity controlled by the chief executive officer in the amount of $164,739. The payable is non-interest bearing and uncollateralized.

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BEAMZ INTERACTIVE, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6
Related Party Transactions (Continued)

During the nine months ended March 31, 2011, the Company secured bridge financing from related parties in the approximate amount of $1,248,864 under the 2010-2011 Bridge Loan Financing. The debt was issued for cash with 4,650,,000 shares of common stock valued at $4,650. In addition, debt and common stock were issued under the bridge loan for services. The 486,000 shares of common stock were issued for services and valued at $486. The bridge loans and accrued interest, in the aggregate amount of $1,310,023 were converted to Series D preferred stock in June, 2011 at $1 per share.

During the nine months ended March 31, 2012, the Company issued 925,000 shares of common stock to various officers and directors. The stock was valued at $415,400.

During the nine months ended March 31, 2012, the Company granted 105,000 warrants to officers and directors pursuant to the January 2012 Bridge Loan Financing.

Note 7
Subsequent Events

Subsequent to March 31, 2012, the Company closed their private offering with no sales to date. A new private offering was initiated in May, 2012 with similar terms. In addition, the Company increased the Bridge Loan financing to a maximum of $1,500,000.

F-35

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: July 17, 2012

BEAMZ INTERACTIVE, INC.

By:	/s/ Charles R. Mollo
Charles R. Mollo
Chief Executive Officer (principal executive officer)